UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Audience, Inc.

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AUDIENCE, INC.

440 Clyde Avenue

Mountain View, California 94043

(650) 254-2800

Dear Audience Stockholder:

Audience, Inc., a Delaware corporation, will hold a special meeting of stockholders on December 20, 2012, at 9:00 a.m. Pacific Time. The meeting will be held at our company headquarters, located at 440 Clyde Avenue, Mountain View, California 94043. At the meeting, you will be asked to consider and vote upon a proposal to approve an amendment to our Amended and Restated 2011 Equity Incentive Plan to allow us to implement a one-time stock option exchange program for our employees and executive officers. Equity awards are an important incentive to retaining and motivating our employees and your support of this proposal is key to our success. The proposal to approve the amendment to the plan may be considered at this special meeting at the time and on the date specified above or at any time and date to which the special meeting may be properly adjourned or postponed.

After careful consideration, our board of directors has approved the proposal and recommends that you vote FOR the proposal. The proposal and business to be conducted at the meeting are more fully described in the proxy statement that accompanies the notice of the special meeting.

Thank you for your consideration and ongoing support of Audience.

Sincerely,

Peter B. Santos

President and Chief Executive Officer

The notice of the special meeting, proxy statement and form of proxy are being distributed and made available on or about November 26, 2012.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held December 20, 2012

A special meeting of stockholders (the “Special Meeting”) of Audience, Inc. will be held on Thursday, December 20, 2012, at 9:00 a.m. Pacific Time, at our offices, located at 440 Clyde Avenue, Mountain View, California 94043, for the following purposes (as more fully described in the proxy statement accompanying this notice):

1.	To approve an amendment to our Amended and Restated 2011 Equity Incentive Plan to implement a one-time stock option exchange program for our employees and executive officers; and

2.	To transact such other business as may properly come before the meeting.

The notice of the Special Meeting, proxy statement and form of proxy are being distributed and made available on or about November 26, 2012. Pursuant to the rules promulgated by the Securities and Exchange Commission, we have elected to provide access to our proxy materials both by sending you this full set of proxy materials and by notifying you of the availability of our proxy materials on the Internet.

The accompanying proxy card will identify the website address where the proxy materials will be made available; the date, time and location of the Special Meeting; the proposal to be voted upon at the Special Meeting and our board of directors’ recommendation with regard to such proposal; and a toll-free telephone number and a website address where stockholders can vote. The notice of the Special Meeting and proxy materials are also available on our website at http://investor.audience.com/.

Stockholders of record at the close of business on November 13, 2012 are entitled to vote at the Special Meeting and at any adjournment or postponement thereof.

Whether or not you attend the Special Meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to promptly vote and submit your proxy. Your vote is extremely important. If you decide to attend the Special Meeting, you will be able to vote in person, even if you have previously submitted your proxy.

By Order of the Board of Directors,

Peter B. Santos

President and Chief Executive Officer

Mountain View, California

November 26, 2012

YOUR VOTE IS IMPORTANT. PLEASE RETURN THE ENCLOSED PROXY, EVEN IF YOU PLAN TO ATTEND THE MEETING AND VOTE IN PERSON. A MAJORITY OF OUR OUTSTANDING SHARES MUST BE REPRESENTED IN PERSON OR BY PROXY AT THE MEETING TO CONSTITUTE A QUORUM.

PROXY STATEMENT

FOR SPECIAL MEETING OF STOCKHOLDERS

Page

INFORMATION ABOUT SOLICITATION AND VOTING	1

General	1

Record date and shares outstanding	1

Quorum requirement	1

Votes required for proposal	1

Abstentions and broker nonvotes	1

Methods of voting	2

Revocability of proxies	2

Solicitation of proxies	2

Other business	2

Stockholder proposals for this Special Meeting	2

Stockholder proposals for the 2013 annual meeting	2

Householding	4

PROPOSAL 1—APPROVAL OF AN AMENDMENT TO OUR AMENDED AND RESTATED 2011 EQUITY INCENTIVE PLAN TO IMPLEMENT A ONE-TIME STOCK OPTION EXCHANGE PROGRAM	5

Background of the proposal	5

Reasons for implementing the proposed exchange program	5

Reasons for an amendment to the 2011 Plan	6

Summary of the exchange program	6

Impact of the exchange program on our stockholders	10

Summary of the 2011 Plan	11

New plan benefits table	14

Tax consequences of participation	14

U.S. federal income tax consequences of participation in the 2011 Plan generally	15

Accounting treatment of new equity awards	17

Required vote	17

Recommendation	17

SECURITY OWNERSHIP	18

DIRECTOR COMPENSATION	20

2011 director compensation	20

Nonemployee director compensation	21

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	22

EXECUTIVE COMPENSATION	23

Compensation discussion and analysis	23

Report of the compensation committee	29

2011 summary compensation table	30

Grants of plan-based awards in 2011	31

Outstanding equity awards at December 31, 2011	32

Option exercises and stock vested during 2011	33

Pension benefits	33

Nonqualified deferred compensation	33

Change of control severance agreements and potential payments upon termination or change of control	33

Employee benefit plans	38

OTHER MATTERS	44

AUDIENCE, INC.

440 Clyde Avenue

Mountain View, California 94043

(650) 254-2800

PROXY STATEMENT

For the Special Meeting of Stockholders

To Be Held on Thursday, December 20, 2012

INFORMATION ABOUT SOLICITATION AND VOTING

General

This proxy statement was first mailed to stockholders of Audience, Inc. (“we,” “us” or “Audience”) on or about November 26, 2012. We are furnishing this proxy statement to you in connection with the solicitation by our board of directors of proxies to be voted at the special meeting of stockholders (“Special Meeting”) to be held at 9:00 a.m. Pacific Time on December 20, 2012 at our offices, located at 440 Clyde Avenue, Mountain View, California 94043, or at any adjournment or postponement thereof, for the purposes set forth in the accompanying notice of the Special Meeting. Stockholders of record on November 13, 2012 will be entitled to vote at the Special Meeting.

Pursuant to the rules promulgated by the Securities and Exchange Commission (“SEC”), we have elected to provide access to our proxy materials both by sending you this full set of proxy materials and by notifying you of the availability of our proxy materials on the Internet. The accompanying proxy card will identify the website address where the proxy materials will be made available; the date, time and location of the Special Meeting; the proposal to be voted upon at the Special Meeting and our board of directors’ recommendation with regard to such proposal; and a toll-free telephone number and a website address where you can vote.

Record date and shares outstanding

The close of business on November 13, 2012 was the record date for stockholders entitled to vote at the Special Meeting and any adjournments or postponements thereof. At the record date, we had approximately 20,519,942 shares of our common stock outstanding and entitled to vote at the Special Meeting and approximately 851 registered stockholders. No shares of our preferred stock were outstanding on the record date. You are entitled to one vote for each share of common stock you held on November 13, 2012.

Quorum requirement

A majority of the shares of common stock issued and outstanding and entitled to vote, in person or by proxy, constitutes a quorum for the transaction of business at the Special Meeting.

Votes required for proposal

Approval of the proposal specified in the accompanying notice of Special Meeting requires the affirmative vote of a majority of the number of shares entitled to vote in person or by proxy at the Special Meeting with respect to the proposal. Votes will be tabulated by our Corporate Controller, John Fernandez, with assistance from Computershare Trust Co., N.A., our transfer agent. Voting results will be published in a Current Report on Form 8-K, which will be filed with the SEC.

Abstentions and broker nonvotes

While there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions, we believe that abstentions should be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of votes cast in favor of the proposal. In the absence of controlling precedent to the contrary, we intend to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against the proposal specified in the accompanying notice of Special Meeting.

Broker nonvotes (that is, votes from shares held of record by brokers or other intermediaries as to which the beneficial owners have given no voting instructions) will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but will not be counted for purposes of determining the number of votes cast in favor of the proposal with respect to the particular proposal on which the broker has expressly not voted. Thus, a broker nonvote will make a quorum more readily attainable, but the broker nonvote will not otherwise affect the outcome of the vote on the proposal specified in the accompanying notice of Special Meeting.

If your shares are held in street name and you do not instruct your broker on how to vote your shares, your brokerage firm cannot vote your shares because the proposal under consideration is not a routine matter on which your broker can vote. Therefore, without your voting instructions, your brokerage firm cannot vote your shares.

Methods of voting

You may vote by proxy or at the meeting. We are offering stockholders of record four methods of voting: (i) you may vote by telephone, (ii) you may vote over the Internet, (iii) you may vote in person at the Special Meeting and (iv) finally, you may indicate your vote by completing, signing and dating the enclosed proxy card where indicated and by mailing or otherwise returning the card in the enclosed prepaid envelope.

If a proxy card is voted by telephone or Internet or signed and returned by mail, without choices specified, in the absence of contrary instructions, subject to the limitations described in Rule 14a-4(d)(1) under the Securities Exchange Act of 1934, as amended (“Exchange Act”), the shares of common stock represented by such proxy will be voted FOR the proposal specified in the accompanying notice of Special Meeting.

Revocability of proxies

Any stockholder giving a proxy has the power to revoke it at any time before its exercise. You may revoke or change your proxy by filing with our Corporate Secretary an instrument of revocation or a duly executed proxy bearing a later date or by attending the Special Meeting and voting in person.

Solicitation of proxies

We will bear the cost of soliciting proxies. Copies of solicitation material will be made available upon request to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others to forward to such beneficial owners. We may reimburse such persons for their costs of forwarding the solicitation material to such beneficial owners. Our original solicitation of proxies may be supplemented by solicitation by telephone, electronic communication or other means by our directors, officers, employees or agents. We will not pay any additional compensation to these individuals for any such services. We may also retain a proxy solicitor to assist in the solicitation of proxies, for which we would pay an estimated fee of $10,000 plus reimbursement of expenses.

Other business

No other business is expected to be transacted at the Special Meeting. Under our bylaws, no business may be brought before a special meeting except as specified in the notice of the special meeting.

Stockholder proposals for this Special Meeting

Stockholders may not submit proposals for consideration at this Special Meeting.

Stockholder proposals for the 2013 annual meeting

As a stockholder, you may be entitled to present proposals for action at a forthcoming meeting if you comply with the requirements of our bylaws and the proxy rules established by the SEC.

Proposals of stockholders intended to be presented for consideration at our 2013 annual meeting of stockholders must be received by our Corporate Secretary at our principal executive offices, 440 Clyde Avenue, Mountain View, California 94043, no later than March 3, 2013, which is 45 calendar days before the one year anniversary of the date we mailed an information statement and the related action by written consent of stockholders, which we circulated in lieu of holding a 2012 annual meeting of stockholders (the “2012 Materials”); provided, however, that in the event that the date of the 2013 annual meeting has been advanced by more than 30 days before or delayed by more than 60 days after the one year anniversary of the date of the mailing of the 2012 Materials, then for notice to be timely, it must be received by our Corporate Secretary no earlier than the close of business on the 120th day before such annual meeting and not later than the close of business on the later of:

•	the 90th day before such annual meeting; or

•	the 10th day following the day on which a public announcement of the date of such annual meeting is first made.

We anticipate that the 2013 annual meeting of stockholders will be held after the one year anniversary of the mailing date of the 2012 Materials. As described in our bylaws, the stockholder must include certain specific information concerning the proposal and information as to the stockholder’s ownership of our common stock. If a stockholder gives notice of such proposal after the deadline computed in accordance with our bylaws, the stockholder will not be permitted to present the proposal to the stockholders at the 2013 annual meeting.

Stockholder proposals

Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our Corporate Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2013 annual meeting of stockholders, our Corporate Secretary must receive the written proposal at our principal executive offices no later than March 3, 2013; provided, however, that in the event that we hold our 2013 annual meeting of stockholders more than 30 days before or 60 days after the one year anniversary date of the date we mailed the 2012 Materials, we will disclose the new deadline by which stockholder proposals must be received under Item 5 of our earliest possible Quarterly Report on Form 10-Q or, if impracticable, by any means reasonably calculated to inform stockholders. In addition, stockholder proposals must otherwise comply with the requirements of Rule 14a-8 of the Exchange Act. Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

Audience, Inc.

Attn: Corporate Secretary

440 Clyde Avenue

Mountain View, California 94043

Tel: (650) 254-2800

Fax: (408) 245-2989

Advance notice procedures

Our bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders, but do not intend for the proposal to be included in our proxy statement. Our bylaws provide that the only business that may be conducted at an annual meeting is business that is (i) specified in the notice of a meeting given by or at the direction of our board of directors, (ii) otherwise properly brought before the meeting by or at the direction of our board of directors or (iii) properly brought before the meeting by a stockholder of record entitled to vote at the annual meeting who has delivered timely written notice to our Corporate Secretary, which notice must contain the information specified in our bylaws. To be timely for our 2013 annual meeting of stockholders, our Corporate Secretary must receive the written notice at our principal executive offices:

•	no earlier than February 1, 2013; and

•	not later than the close of business on March 3, 2013.

In the event that we hold our 2013 annual meeting of stockholders more than 30 days before or 60 days after the one year anniversary date of the mailing of the 2012 Materials, then notice of a stockholder proposal that is not intended to be included in our proxy statement must be received no earlier than the 120th day prior to such annual meeting, and not later than the close of business on the later of the following two dates:

•	the 90th day before such annual meeting; or

•	the 10th day following the day on which public announcement of the date of such meeting is first made.

If a stockholder who has notified us of his or her intention to present a proposal at an annual meeting does not appear to present his or her proposal at such meeting, we are not required to present the proposal for a vote at such meeting.

Nomination of director candidates

You may propose director candidates for consideration by our board of directors. Any such recommendations should include the nominee’s name and qualifications for membership on our board of directors, and should be directed to our Corporate Secretary at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see:

http://files.shareholder.com/downloads/AMDA-X00JF/1863195699x0x566842/e23391aa-01f5-4b18-bc6f-3a4f6f94093a/Audience_-_Director_Candidates_Nomination_Policy__PALIB2_5547479_4_05_01_12.pdf.

To nominate a director, you must provide the information required by our bylaws. In addition, you must give timely notice to our Corporate Secretary in accordance with our bylaws, which, in general, require that the notice be received by our Corporate Secretary within the time period described above under “—Advance notice procedures” for stockholder proposals that are not intended to be included in our proxy statement.

Copy of bylaw provisions

A copy of our bylaws may be obtained by accessing our filings on the SEC’s website at http://www.sec.gov or by requesting a copy through our website at http://investor.audience.com/contactus.cfm. You may also contact our Corporate Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

Householding

We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the proxy materials to multiple stockholders who share the same address unless we received contrary instructions from one or more of the stockholders. This procedure reduces our printing costs, mailing costs and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written request, we will deliver promptly a separate copy of the proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these documents. To receive a separate copy of the proxy materials, you may write or email us at the following address and email address:

Audience, Inc.

Attn: Corporate Secretary

440 Clyde Avenue

Mountain View, California 94043

Email: investors@audience.com

Tel: (650) 254-2800

Fax: (408) 245-2989

Stockholders who hold shares through a stockbroker, bank or other nominee may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

PROPOSAL 1

APPROVAL OF AN AMENDMENT TO OUR AMENDED AND RESTATED 2011 EQUITY INCENTIVE PLAN TO IMPLEMENT A ONE-TIME STOCK OPTION EXCHANGE PROGRAM

Background of the proposal

We are asking our stockholders to approve an amendment to our Amended and Restated 2011 Equity Incentive Plan (the “2011 Plan” or the “plan”), to implement a one-time stock option exchange program for certain of our employees and executive officers (the “exchange program”). If the stockholders approve the amendments to the plan, the amended plan will replace the current version of the plan and the exchange program may proceed. Otherwise, the current version of the plan will remain in effect and we will not implement this exchange program.

The proposed exchange program would offer eligible employees and executive officers (other than our president and chief executive officer and our chief scientist), a right to surrender and cancel each of their options (vested and unvested) to acquire Audience common stock with exercise prices above $9.10 per share in exchange for a new stock option priced at fair market value on the day the exchange program closes. For each eligible participant, each new stock option would be granted under our 2011 Plan (i) for a number of shares that is equal to the same number of shares as the underlying eligible option surrendered, except that if the participant is an eligible officer, then the new stock option will be for 80% of the shares of the eligible option surrendered (rounded to nearest whole share) and (ii) the vesting schedule for the new option would be ratable on a monthly basis for 48 months, with in certain circumstances, a new period during which no shares are exercisable (a “vesting cliff”) if the surrendered option’s vesting cliff was still in effect.

Our employees and executive officers (other than our president and chief executive officer and our chief scientist) are eligible to participate in the exchange program if the participant remains employed by us through the completion of the proposed exchange program, subject to potential limitations described below under the caption titled “—Eligible employees for the exchange program.” Members of our board of directors, including members of our board who are also employees of Audience, will not be permitted to participate in the exchange program. We refer to our chief financial officer, vice president of marketing, vice president of business development, vice president of engineering and vice president of human resources as “eligible officers.” We refer to employees and executive officers who will be permitted to participate in the exchange program as “eligible employees.”

Reasons for implementing the proposed exchange program

Beginning in September 2012, the compensation committee of our board of directors began to consider employee retention issues associated with the reduced trading price of our common stock relative to exercise prices of stock options outstanding under our equity incentive plans. The closing trading price of our common stock had fallen from a high of $22.36 per share in the months following our May 2012 initial public offering to as low as $5.62 per share during October 2012. From May 2011 until August 2012, we granted options with exercise prices above $9.10 per share. As a result, the compensation committee believed that outstanding equity incentives were not offering sufficient retention incentives to existing employees. As of September 28, 2012, approximately 33% of our total outstanding stock options and 59% of our total unvested stock options were underwater, meaning that they had exercise prices of more than $6.20 per share, the closing sales price of our common stock in trading on the NASDAQ Global Select Market on September 28, 2012. With respect to the number of employees, approximately 67% of our employees as of September 28, 2012 held underwater stock options. The median exercise price of underwater stock options was $15.30 per share.

In September 2012, our compensation committee retained Compensia, Inc. (“Compensia”), an independent compensation consulting firm, to assist the compensation committee in evaluating issues associated with underwater stock options and in structuring a compensation program to address the issues identified. The compensation committee and Compensia considered various alternative structures and the positive and negative attributes of each of these structures. In October 2012, following substantial consideration of the business and employee retention challenges facing Audience, our compensation committee recommended a stock option exchange program on the terms and conditions described in this proposal, and our board of directors authorized the exchange program in November 2012, subject to stockholder approval.

As further described below, we believe that this program is in the best interests of Audience and our stockholders because it best aligns the interests of employees with those of stockholders. In particular, we believe the exchange program will:

•

Create retention value. Equity awards are an important component of our approach to retaining and motivating our workforce. If we do not address the underwater stock option issue in the near to medium term, we believe it will be more difficult for us to retain our valuable employees. Our company has been growing rapidly as our business expands. As of September 28, 2012, we had 280 employees, 186 of which we had hired since January 1, 2011. If we lose employees, hiring replacement employees with requisite skill levels is particularly challenging in Silicon Valley and as a small public company, we cannot offer many of the benefits larger companies offer. If we cannot retain our seasoned employees, our ability to compete with other companies in our industry could be jeopardized, which would adversely affect our business, operating results and future stock price. We believe that granting a new stock option in exchange for each eligible option will aid in motivating and retaining the employees participating in the exchange program because each new stock option would have an exercise price that reflects a more current stock price. We believe that by restarting the vesting on the new options in the exchange program we have provided for a reasonable and a balanced exchange for underwater options. We also believe that the extension of vesting would have a much stronger current impact on retention than do underwater options, which employees may not value.

•

Align compensation costs with retention and motivation value of equity awards. Our underwater option grants all have exercise prices that were equal to the fair market value of our common stock at the time of grant. Under applicable accounting rules, we are required to continue to recognize compensation expense related to these grants while they remain outstanding and unvested, even if they are never exercised because they remain underwater and do not fully provide the intended incentive and retention benefits. We believe that it is an inefficient use of corporate resources to recognize compensation expense on awards that are not valued by employees. By replacing stock options that have little or no retention or incentive value with stock options that will provide both retention and incentive value while incurring only minimal incremental compensation expense, we would more efficiently use our resources.

•

Decrease pressure for additional grants. If we are unable to conduct a program in which underwater stock options with low incentive value may be exchanged for stock options with higher motivation and retention value, we may find it necessary to issue significant additional stock options or other equity awards to employees above and beyond our ongoing equity grant practices in order to provide renewed incentive value to employees. Any such additional grants would increase our overhang, as well as our compensation expense.

Reasons for an amendment to the 2011 Plan

Our plan permits us to institute an exchange program where outstanding awards may be surrendered or cancelled in exchange for awards of the same type (which may have higher or lower exercise prices and different terms). Notwithstanding the terms of the plan, our compensation committee considers this proposal to be an important event for stockholders. Accordingly, we have decided to seek stockholder approval to amend the plan to permit the one-time option exchange program described in this proposal. Absent stockholder approval of this amendment, we do not intend to implement the exchange program.

Summary of the exchange program

Mechanics of the exchange program

Our compensation committee and our board of directors authorized the exchange program on October 17, 2012 and November 8, 2012, respectively, subject to stockholder approval. We have not implemented the exchange program, and we will not do so under the plan unless our stockholders approve the amendment of the plan as described in this proposal. If our stockholders approve the amendment to the plan to permit this one-time exchange program, we intend to commence the exchange program as soon as practicable and no later than 12 months following the date of stockholder approval.

The proposed exchange program would be open for at least 20 business days. Even if our stockholders approve the amendment to the plan to permit the exchange program, we may later decide not to implement it. If the exchange program does not commence within 12 months of stockholder approval, we will consider any exchange program thereafter to be a new one, not subject to the approval sought at the special meeting.

At the start of the exchange program, we will file with the SEC an offer to exchange as part of a tender offer statement on Schedule TO. Eligible employees, stockholders and members of the public will be able to obtain the offer to exchange and other documents filed by us with the SEC free of charge from the SEC’s website at www.sec.gov.

Upon the commencement of the exchange program, eligible employees will receive a written offer (along with election materials) that will set forth the precise terms and timing of the one-time exchange program. Promptly following the completion of the exchange program, we will cancel the eligible options that are surrendered and grant a new stock option in exchange thereof, pursuant to the vesting terms described below, and, for eligible officers, the 80% exchange ratio.

Eligible options for the exchange program

An Audience stock option will be an “eligible option” under the proposed exchange program if it:

•	has an exercise price that is above $9.10 per share;

•	was granted under our 2011 Plan; and

•	is unexercised and outstanding on the date that we complete the exchange program.

The exchange program will not be conditioned on a minimum level of participation. If an employee elects to exchange any eligible stock option grant in the exchange program, the employee must elect to exchange all of the shares subject to that eligible stock option grant, regardless of whether such grant is vested or unvested. If an employee holds more than one eligible stock option grant, however, the employee may choose to exchange one or more of such eligible stock option grants without having to exchange all of his or her eligible stock option grants. No new grants would be made or other action taken with respect to grants that would have otherwise been eligible options but for the fact that they had been exercised prior to the completion of the exchange program.

As of September 28, 2012, an aggregate of 234 eligible employees held options to purchase 1,599,580 shares of our common stock under the 2011 Plan with 79% of such options having an exercise price that is above $9.10 per share.

We are not able to predict which or how many employees will elect to participate because the decision to participate in the proposed exchange program is voluntary. Nor are we able to predict how many eligible stock options will actually be surrendered for exchange. Therefore, we do not know how many new options may be issued. Assuming that each eligible option were to be exchanged in the program, the maximum number of stock options which could be issued as part of the exchange would be 1,172,151.

Eligible employees for the exchange program

Participation in the proposed exchange program is voluntary. The exchange program will be open to all holders of eligible options who are employed by us as of the completion date of the exchange program. Our executive officers (other than our president and chief executive officer and chief scientist) who hold eligible options are eligible to participate in the proposed exchange program. As a result, Peter Santos, our President and Chief Executive Officer and Lloyd Watts, our Chief Scientist will not be eligible to participate in the exchange program. Each member of our board of directors is excluded and not eligible to participate in the proposed exchange program.

An eligible employee who elects to participate in the exchange program but whose employment terminates for any reason prior to the completion of the exchange program will retain his or her eligible options, subject to their existing terms and will not receive a new stock option grant under the exchange program and his or her eligible options will be withdrawn.

We intend to make the exchange program available to employees who are located outside of the United States where permitted by local law. We may later decide to exclude personnel (on a non-discriminatory basis) in certain non-U.S. jurisdictions (who would otherwise qualify as eligible employees) if local employment, tax or securities laws or other considerations would make their participation illegal, infeasible or impractical. In addition, it is possible that we may need to modify the terms offered to eligible employees in countries outside of the United States to comply with local laws or regulations, or for tax or accounting reasons. For example, we may decide to grant a restricted stock award or restricted stock units (instead of a stock option), or cash to the extent this can mitigate adverse tax or compliance consequences to the eligible employees or to us.

Exchange ratio for new options

The proposed exchange program will provide that:

•

an eligible employee (other than an eligible officer) who participates and surrenders his or her eligible options will receive, for each eligible option surrendered, a new stock option for the same number of shares underlying the eligible option that was surrendered, which vests monthly over 48 months (to the extent no vesting cliff was in effect for the surrendered option); and

•

an eligible officer who participates and surrenders his or her eligible options will receive, for each eligible option surrendered, a new stock option for shares equal to 80% of the shares underlying the eligible option that was surrendered by such officer, which vests monthly over 48 months (to the extent no vesting cliff was in effect for the surrendered option).

If we assume that all eligible stock options held by eligible employees who are not eligible officers on September 28, 2012 remain outstanding and that all of those employees remain eligible to participate, the following table summarizes information regarding the eligible stock options and the new stock options that could be granted in the exchange (assuming full participation):

Exercise prices of eligible stock options held by eligible employees who are not eligible officers	Number of underlying eligible stock options	Weighted average exercise price of eligible stock options	Weighted average remaining life of eligible stock options (years)	Exchange ratio	Maximum number of new stock options that may be granted
$ 9.30 – $ 11.70	450,387	$11.39	9.1	100%	450,387
$ 13.80 – $ 15.30	174,669	$14.59	9.5	100%	174,669
$ 17.00 – $ 18.29	77,049	$18.10	9.9	100%	77,049
$ 20.74 – $ 21.88	78,291	$21.49	9.8	100%	78,291

Total	780,396				780,396

If we assume that all eligible stock options held by eligible officers on September 28, 2012 remain outstanding and that all of those officers remain eligible to participate, the following table summarizes information regarding the eligible stock options and the new stock options that could be granted in the exchange (assuming full participation):

Exercise prices of eligible stock options held by eligible officers	Number of underlying eligible stock options	Weighted average exercise price of eligible stock options	Weighted average remaining life of eligible stock options (years)	Exchange ratio	Maximum number of new stock options that may be granted
$ 11.70	409,694	$11.70	9.1	80%	327,755
$ 21.88	80,000	$21.88	9.7	80%	64,000

Total	489,694				391,755

If all eligible stock options held by eligible employees, including eligible employees who are executive officers, as of September 28, 2012 are exchanged, options to purchase 1,270,090 shares would be surrendered and cancelled, while new options for 1,172,151 shares would be issued, resulting in a net reduction in the number of options granted under our equity award plans by 97,939 shares, or approximately 0.48% of our common stock outstanding as of September 28, 2012.

Terms and conditions of new stock options

Each new stock option will be granted by our compensation committee upon the completion of the exchange program with a new vesting schedule and will be subject to the following terms and conditions:

•

Each new stock option will be granted under our 2011 Plan and, except as specifically described below, subject to the terms and conditions of a form of stock option agreement approved by our board of directors or compensation committee, as the case may be.

•	The vesting of the new stock options will restart so that the vesting commencement date of each new stock option will be the date of grant of the new stock options.

•

If on the new stock option grant date, an eligible stock option is subject to an initial 12 month period during which the stock option cannot be exercised, which we refer to as a vesting “cliff,” then the new stock option exchanged thereof will remain subject to a cliff until the date that the cliff for the surrendered stock option would have expired, which we refer to as the “cliff date.” On the cliff date, the new stock option will vest as to 1/48th of the total number of shares subject to the new stock option, multiplied by the number of full months since the new stock option grant date. After the cliff date, the new stock option will vest monthly as to 1/48th of the total number of shares subject to the new stock option, subject to continued service through each vesting date.

•

If an eligible stock option is not subject to a cliff, then the new stock option will vest monthly as to 1/48th of the total number of shares subject to the new stock option, subject to continued service through each vesting date.

•	Each new stock option will not be exercisable for amounts that are unvested, regardless of whether the exchanged eligible stock option was early-exercisable.

•

If an eligible employee holds an eligible stock option that is subject to accelerated vesting terms upon the occurrence of specified events set forth in the eligible stock option and/or in a separate employment agreement, then the new stock option would retain the same accelerated vesting terms.

•

If an eligible stock option was intended to be an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), then each new stock option will be an incentive stock option, but only to the maximum extent permitted by law. If an eligible stock option was a nonstatutory stock option, then the new stock option will be a nonstatutory stock option.

•

The maximum term or expiration date of each new stock option will be reset. Each new stock option will have a 10 year term from the date it is granted by our compensation committee upon the completion of the exchange program.

Impact on the 2011 Plan share reserve

Pursuant to the provisions of the 2011 Plan, the net surrendered shares under the exchange program will be returned to the 2011 Plan share reserve.

Potential modification to exchange program

While the terms of the exchange program are expected to be materially similar to the terms described in this proposal, we may find it necessary or appropriate to change the terms of the exchange program to take into account our administrative needs, local law requirements, accounting rules, policy decisions and the like. The final terms of the exchange program will be set forth in an offer to exchange that will be filed with the SEC. Although we do not anticipate that the SEC would require us to materially modify the exchange program’s terms, it is possible that we will need to alter the terms of the exchange program to comply with comments from the SEC staff. Our compensation committee will retain the discretion to make any necessary or desirable changes to the terms of the exchange program. In addition, our compensation committee reserves the right to amend, postpone or cancel the exchange program once it has commenced.

Potential modifications to the exchange program in certain non-U.S. jurisdictions

We intend to make the exchange program available to employees who are located outside of the United States, where permitted by local law. We may exclude employees in non-U.S. jurisdictions from the exchange program if local tax or other laws would make their participation illegal, infeasible or impractical. In addition, it is possible that we may need to modify the terms offered to employees in countries outside of the United States to comply with local laws or regulations or for tax or accounting reasons. We may decide to grant restricted stock awards or restricted stock units (instead of new stock options), or cash in exchange for surrendered eligible stock options to the extent it could mitigate adverse tax or compliance consequences to the employees or to us.

Impact of the exchange program on our stockholders

We are unable to predict the precise impact of the exchange program on our stockholders because we do not know how many or which eligible employees will exchange their eligible stock options or the exercise price of the new stock options. The exchange program is intended to better align compensation expense with the retention and motivation value that we are trying to capture with our outstanding equity grants and to restore competitive and appropriate employee equity incentives. The following table summarizes the anticipated effect of the exchange program, assuming all eligible options as of September 28, 2012 were exchanged for new stock options with a per share exercise price of $6.20, the closing sale price of our common stock on that date:

	Prior to the exchange	Following the exchange(1)(2)
Shares covered by all outstanding options under the 2011 Plan (including options held by all employees, executive officers and directors)	1,870,115 with a weighted average exercise price of $12.07 and a weighted average remaining term of 9.2 years	1,772,176 with a weighted average exercise price of $6.11 and a weighted average remaining term of 9.8 years
Shares available for future award grants under the 2011 Plan	624,550	722,489

(1)	This analysis assumes that the automatic increase in the number of shares authorized under the plan as of January 1, 2013 has not occurred prior to the closing of the exchange offer.

(2)	This analysis assumes an exchange date of September 28, 2012 and that the new stock options are priced at $6.20 per share, the closing sale price of our common stock on the NASDAQ Global Select Market on September 28, 2012. The per share exercise price of the new stock options will be the fair market value of our common stock on the exchange date and cannot be determined prior to the closing of the exchange offer.

Summary of the 2011 Plan

The following general description of material features of the plan is qualified in its entirety by reference to the provisions of the plan set forth in Appendix A of this proxy statement.

Our board of directors adopted, and our stockholders approved, our 2011 Plan in March and April 2011, respectively. In addition, our board of directors and stockholders approved an increase in the number of shares reserved for issuance under our 2011 Plan in December 2011. In connection with our initial public offering, our board of directors approved in September 2011 and our stockholders approved in April 2012 the amendment and restatement of the 2011 Plan and the reservation of additional shares thereunder. Our 2011 Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code, to our employees and any parent and subsidiary corporations’ employees, and for the grant of nonstatutory stock options, stock appreciation rights, restricted stock, restricted stock units, performance units and performance shares to our employees, directors and consultants and our parent and subsidiary corporations’ employees and consultants. As of September 28, 2012, approximately 243 of our employees, directors and consultants were eligible to participate in the 2011 Plan.

Share reserve

Currently, we have equity incentive awards outstanding under our 2001 Stock Plan (“2001 Plan”) and the 2011 Plan. As of September 28, 2012, options to purchase 1,870,115 shares of our common stock and 17,500 shares of our common stock subject to restricted stock units were outstanding under our 2011 Plan. Since the termination of our 2001 Plan in 2011, all equity incentive awards have been issued under the 2011 Plan, and awards are no longer issued under the 2001 Plan.

The maximum aggregate number of shares of common stock that may be issued pursuant to awards under the 2011 Plan was 2,516,025 shares as of September 28, 2012, plus any shares subject to stock options or other awards granted under the 2001 Plan that expire or otherwise terminate without having been exercised in full and shares issued pursuant to awards granted under the 2001 Plan that are forfeited to or repurchased by us.

In addition, the number of shares of common stock reserved for issuance will automatically increase under the 2011 Plan on the first day of each year commencing on January 1, 2013, equal to the lesser of:

•	1,101,649 shares of our common stock;

•	4.5% of the outstanding shares of our common stock on the last day of the immediately preceding year; or

•	such other amount as our board of directors may determine.

Administration

Our board of directors or a committee of our board of directors may administer our 2011 Plan, and our compensation committee currently acts as the administrator. In the case of awards intended to qualify as “performance based compensation” within the meaning of Section 162(m) of the Internal Revenue Code, the committee will consist of two or more “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code. The administrator has the power to determine the terms of the awards, including the exercise price, the number of shares subject to each such award, the exercisability of the awards and the form of consideration payable upon exercise. The administrator also has the authority to institute an exchange program whereby the exercise prices of outstanding awards may be reduced, outstanding awards may be surrendered or cancelled in exchange for awards of the same type (which may have higher or lower exercise prices), awards of a different type and/or cash, or outstanding awards may be transferred to a third party.

Stock options

Our 2011 Plan provides for the grant of incentive stock options that are intended to qualify under Section 422 of the Internal Revenue Code to our employees and any of our parent and subsidiary corporations’ employees. All awards other than incentive stock options may be granted to our employees, directors, consultants, independent contractors and advisors and our parent and subsidiary corporations’ employees and consultants.

The exercise price of options granted under our 2011 Plan must at least be equal to the fair market value of our common stock on the date of grant. The term of an incentive stock option may not exceed 10 years, except that with respect to any participant who owns 10% of the total combined voting power of all classes of our outstanding stock as of the grant date, the term must not exceed five years and the exercise price must equal at least 110% of the fair market value on the grant date. Subject to the provisions of our 2011 Plan, the administrator determines all other terms of options. After the termination of service of an employee, director or consultant, he or she may exercise his or her option, to the extent vested, for the period of time specified in his or her option agreement. In the absence of a specified time in the option agreement, the option will remain exercisable for 12 months following a termination due to death or disability and for three months in all other cases. However, an option may not be exercised later than the expiration of its term.

Stock appreciation rights

Our 2011 Plan provides for the grant of stock appreciation rights. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of our common stock between the exercise date and the date of grant. The administrator determines the terms of stock appreciation rights, including when such rights become exercisable and whether to pay any increased appreciation in cash or with shares of our common stock, or a combination thereof, except that the per share exercise price for the shares to be issued pursuant to the exercise of a stock appreciation right will be no less than 100% of the fair market value per share on the date of grant. Stock appreciation rights expire under the same rules that apply to stock options.

Restricted stock awards

Restricted stock may be granted under our 2011 Plan. Restricted stock awards are shares of our common stock that vest in accordance with terms and conditions established by the administrator. The administrator determines the number of shares of restricted stock granted to any service provider. The administrator may impose whatever conditions to vesting that it determines to be appropriate. For example, the administrator may set restrictions based on the achievement of specific performance goals. Shares of restricted stock that do not vest are subject to our right of repurchase or forfeiture.

Restricted stock units

Our 2011 Plan provides for the grant of restricted stock units. Restricted stock units are awards that will result in payment to a participant at the end of a specified period only if the vesting criteria established by the administrator are achieved or the award otherwise vests. The administrator may impose whatever conditions to vesting, restrictions and conditions to payment that it determines to be appropriate. For example, the administrator may set restrictions based on the achievement of specific performance goals, on the continuation of service or employment or any other basis determined by the administrator. Payments of earned restricted stock units may be made, in the administrator’s discretion, in cash or with shares of our common stock, or a combination thereof.

Performance units and shares

Our 2011 Plan provides for the grant of performance units and performance shares. Performance units and performance shares are awards that will result in a payment to a participant only if the vesting criteria established by the administrator are achieved or the awards otherwise vest. The administrator will establish organizational or individual performance goals in its discretion, which, depending on the extent to which they are met, will determine the number and/or the value of performance units and performance shares to be paid out to participants. Performance units shall have an initial dollar value established by the administrator prior to the grant date. Performance shares shall have an initial value equal to the fair market value of our common stock on the grant date. Payment for performance units and performance shares may be made in cash or in shares of our common stock with equivalent value, or in some combination, as determined by the administrator.

Outside director awards

Our 2011 Plan provides that all nonemployee directors are eligible to receive all types of awards (except for incentive stock options). Each person who becomes a nonemployee director will be automatically granted an initial award in the form of a nonstatutory stock option to purchase that number of shares equal to 0.07% of our fully diluted capitalization on or about the date such person becomes a nonemployee director. The initial award will vest as to 1/48th of the total shares thereunder on the monthly anniversary of the vesting commencement date, provided that the participant continues to serve as a director through such dates. Each nonemployee director will be granted an annual award in the form of a nonstatutory stock option to purchase that number of shares equal to 0.04% of our fully diluted capitalization at the first meeting of our board of directors following the annual meeting of our stockholders beginning in 2013 if, as of such date, the nonemployee director will have served on our board of directors for at least the preceding six months. The annual award will vest as to 1/12th of the shares subject to the annual award on the monthly anniversary of the vesting commencement date, provided the participant continues as a director through such dates. The term of these automatic option grants to nonemployee directors will be 10 years or such earlier expiration date specified in the applicable award agreement.

Transferability of awards

Unless the administrator provides otherwise, our 2011 Plan generally does not allow for the transfer of awards and only the recipient of an option or stock appreciation right may exercise such an award during his or her lifetime.

Certain adjustments

In the event of certain changes in our capitalization, to prevent diminution or enlargement of the benefits or potential benefits available under the 2011 Plan, the administrator will make adjustments to one or more of the number and class of shares that may be delivered under the 2011 Plan and/or the number, class and price of shares covered by each outstanding award and the numerical share limits contained in the 2011 Plan. In the event of our proposed liquidation or dissolution, the administrator will notify participants as soon as practicable and all awards, to the extent that they have not been previously exercised, will terminate immediately prior to the consummation of such proposed transaction.

Change in control transactions

Our 2011 Plan provides that in the event of a merger or change in control, as defined in the 2011 Plan, each outstanding award will be treated as the administrator determines, including, without limitation, that awards may be assumed or substituted for by the acquiring or succeeding corporation, awards may be terminated immediately prior to the consummation of the merger or change in control, awards may vest in whole or in part prior to or upon consummation of the merger or change in control and, to the extent the administrator determines, terminate on the effectiveness of the merger or change in control, or awards may be terminated in exchange for cash and/or property or replaced with other rights or property. If a successor corporation does not assume or substitute an equivalent award for any outstanding award, then such award will fully vest, all restrictions on such award will lapse and all performance goals or other vesting criteria applicable to such award will be deemed achieved at 100% of target levels. Additionally, if a successor corporation does not assume or substitute an option or stock appreciation right, the administrator will notify the participant in writing or electronically that such award will be exercisable for a specified period of time determined by the administrator prior to the transaction, and such award will then terminate upon the expiration of such period. The administrator will not be required to treat all awards similarly in the event of a merger or change in control.

With respect to awards granted to our nonemployee directors that are assumed or substituted for, if on the date of or following such assumption or substitution the participant’s status as a director is terminated other than by voluntary resignation (unless such resignation is at the request of the acquirer), then the participant nonemployee director will fully vest and have the right to exercise options and/or stock appreciation rights as to all shares subject to such awards and all restrictions on awards will lapse and all performance goals or other vesting criteria applicable to such award will be deemed achieved at 100% of target levels.

Plan amendments and termination

Our 2011 Plan will automatically terminate in 2021, unless we terminate it sooner. In addition, our board of directors has the authority to amend, suspend or terminate the 2011 Plan provided that such action does not impair the rights of any participant unless mutually agreed to in writing by the participant and us.

New plan benefits table

Although we are not able to predict which or how many employees and executive officers will elect to participate in the proposed exchange program, the maximum number of new stock options which could be issued as part of the exchange is set forth below. As of September 28, 2012, the following table sets forth for each of our named executive officers set forth in the section titled “2011 summary compensation table” of this proxy statement, all of our executive officers as a group, all of our directors (other than our executive officers) as a group and all of our employees (other than our executive officers) as a group (i) the aggregate number of shares of common stock subject to eligible options granted under the 2011 Plan, (ii) the average per share exercise price of such options and (iii) the maximum number of new stock options that may be granted to such persons pursuant to the proposed exchange program. The per share exercise price will be the fair market value of our common stock on the exchange date and cannot be determined now.

Name and position	Number of eligible options	Average per share exercise price	Maximum number of new options
Peter B. Santos*	—	—	—
President and Chief Executive Officer
Kevin S. Palatnik	190,184	$11.70	152,147
Chief Financial Officer
Andrew J. Keane	142,177	$11.70	113,742
Vice President of Marketing
Robert H. Schoenfield	20,000	$11.70	16,000
Vice President of Business Development
Thomas Spade	—	—	—
Vice President of Sales
James L. Lau	—	—	—
Former Chief Financial Officer
Lloyd Watts*	—	—	—
Founder and Chief Scientist/Former Chief Technology Officer
All executive officers, as a group	432,361	$13.58	345,889
All directors who are not executive officers, as a group*	—	—	—
All employees who are not executive officers, as a group	837,729	$13.64	826,262

*	Not eligible to participate in the proposed exchange program.

Tax consequences of participation

The following is a summary of the anticipated material U.S. federal income tax consequences of participating in the exchange program. We will provide a more detailed summary of the applicable tax considerations to participants in the exchange program documents. The applicable U.S. federal income tax law and regulations may change, and the Internal Revenue Service may adopt a position contrary to the summary below.

The exchange of eligible stock options for new stock options should be treated as a nontaxable exchange, and neither we nor any of our employees should recognize any income for U.S. federal income tax purposes upon the surrender of eligible stock options and the grant of new stock options. The tax consequences for participating non-U.S. employees may differ from the U.S. federal tax consequences described in the preceding sentence.

U.S. federal income tax consequences of participation in the 2011 Plan generally

The following summary is intended only as a general guide to the material U.S. federal income tax consequences of participation in the 2011 Plan. The summary is based on existing U.S. laws and regulations, and there can be no assurance that those laws and regulations will not change in the future. The summary does not purport to be complete and does not discuss the tax consequences upon a participant’s death, or the provisions of the income tax laws of any municipality, state or foreign country in which the participant may reside. As a result, tax consequences for any particular participant may vary based on individual circumstances.

Nonstatutory stock options

Options not designated or qualifying as incentive stock options will be nonstatutory stock options having no special tax status. An optionee generally recognizes no taxable income as the result of the grant of such an option. Upon exercise of a nonqualified stock option, the optionee normally recognizes ordinary income equal to the amount that the fair market value of the shares on such date exceeds the exercise price. If the optionee is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of stock acquired by the exercise of a nonqualified stock option, any gain or loss, based on the difference between the sale price and the fair market value on the exercise date, will be taxed as capital gain or loss. No tax deduction is available to us with respect to the grant of a nonqualified stock option or the sale of the stock acquired pursuant to such grant.

Incentive stock options

An optionee recognizes no taxable income for regular income tax purposes as a result of the grant or exercise of an incentive stock option qualifying under Section 422 of the Internal Revenue Code. Optionees who neither dispose of their shares within two years following the date the option was granted nor within one year following the exercise of the option normally will recognize a capital gain or loss equal to the difference, if any, between the sale price and the purchase price of the shares. If an optionee satisfies such holding periods upon a sale of the shares, we will not be entitled to any deduction for federal income tax purposes. If an optionee disposes of shares within two years after the date of grant or within one year after the date of exercise (a “disqualifying disposition”), the difference between the fair market value of the shares on the exercise date and the option exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. Any ordinary income recognized by the optionee upon the disqualifying disposition of the shares generally should be deductible by us for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Internal Revenue Code.

The difference between the option exercise price and the fair market value of the shares on the exercise date is treated as an adjustment in computing the optionee’s alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to optionees subject to the alternative minimum tax.

Restricted stock

A participant acquiring restricted stock generally will recognize ordinary income equal to the fair market value of the shares on the vesting date. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The participant may elect, pursuant to Section 83(b) of the Internal Revenue Code, to accelerate the ordinary income tax event to the date of acquisition by filing an election with the Internal Revenue Service no later than 30 days after the date the shares are acquired. Upon the sale of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss.

Stock appreciation rights

In general, no taxable income is reportable when a stock appreciation right is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the fair market value of any shares of our common stock received. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Restricted stock units; performance shares; performance units

There are no immediate tax consequences of receiving an award of restricted stock units, performance shares or performance units. A participant who is awarded restricted stock units, performance shares or performance units will be required to recognize ordinary income in an amount equal to the fair market value of shares issued to such participant at the end of the applicable vesting period or, if later, the settlement date elected by the compensation committee or a participant. Any additional gain or loss recognized upon any later disposition of any shares received would be capital gain or loss.

Deductibility of awards

We generally will be entitled to a tax deduction in connection with an award under the plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonqualified stock option). Section 162(m) of the Internal Revenue Code places a $1,000,000 annual limit on the compensation deductible by us paid to certain of our executives. The limit, however, does not apply to “qualified performance-based compensation.” However, the plan is not yet required to be operated in compliance with Section 162(m) of the Internal Revenue Code pursuant to the transition relief for recently public companies provided by the applicable tax regulations. Consequently, we still receive a federal income tax deduction in connection with awards currently being granted and outstanding under the plan.

Stock issuances

A recipient of a fully vested stock issuance will recognize income generally measured by the fair market value of the shares on the date of grant, less the purchase price paid (if any). Any taxable income recognized by a recipient who is also an employee in connection with a stock issuance will be subject to tax withholding by us. Upon a disposition of such shares by the recipient, any gain or loss is treated as long-term or short-term capital gain or losses, depending on the length of time the recipient held the shares.

Deferred compensation

Equity awards, including nonstatutory stock options and restricted stock units, can be subject to the requirements of Section 409A of the Internal Revenue Code. These requirements include limitations on election timing, acceleration of payments and distributions. If an award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest charges on such deferred compensation. In addition, certain states, such as California, have enacted laws similar to Section 409A and as a result, failure to comply with such similar laws may result in additional state income, penalty and interest charges. We intend to structure any awards under the plan to be exempt from or otherwise meet the applicable tax law requirements.

Other tax consequences

State tax consequences may in some cases differ from those described above. Awards under the plan will in some instances be made to employees who are subject to tax in jurisdictions other than the United States and may result in tax consequences differing from those described above.

Accounting treatment of new equity awards

We account for share-based payments in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”). Under ASC Topic 718, we will recognize incremental compensation expense, if any, resulting from the stock options granted in the exchange program. The incremental compensation cost will be measured as the excess, if any, of the fair value of new stock options granted in exchange for surrendered eligible stock options, measured as of the date the new stock options are granted, over the fair value of the surrendered eligible stock options, measured immediately prior to the exchange.

We expect to recognize incremental compensation expense for accounting purposes for the new stock options issued in the exchange. We currently recognize and will continue to recognize compensation expense relating to the eligible stock options over their vesting period, even though they are underwater and do not fully provide the intended incentive and retention benefits to employees.

Any incremental compensation expense related to the new stock options issued in the exchange program will be recognized ratably over the vesting period of the new stock options. In the event that any of the new stock options are forfeited prior to their vesting due to termination of service, the incremental compensation expense for the forfeited stock options will not be recognized.

Required vote

Approval of the amendment of our 2011 Plan for a one-time stock option exchange program requires the affirmative “FOR” vote of a majority of the shares present, represented and entitled to vote on the proposal.

Recommendation

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A “FOR” VOTE FOR THE AMENDMENT OF OUR AMENDED AND RESTATED 2011 EQUITY INCENTIVE PLAN TO IMPLEMENT A ONE-TIME STOCK OPTION EXCHANGE PROGRAM.

SECURITY OWNERSHIP

The following table presents information as to the beneficial ownership of our common stock as of September 28, 2012 by:

•	each stockholder known by us to be the beneficial owner of more than 5% of our common stock;

•	each of our directors;

•	each of our named executive officers set forth in the section titled “2011 summary compensation table” of this proxy statement; and

•	all of our directors and executive officers as a group.

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power for securities. Unless otherwise shown below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power for all shares beneficially owned, subject to community property laws where applicable. Shares of our common stock subject to options and warrants that are currently exercisable or exercisable within 60 days of September 28, 2012 are considered to be outstanding and to be beneficially owned by the person holding the options or warrants to compute the percentage ownership of that person, but are not treated as outstanding to compute the percentage ownership of any other person. Applicable percentage ownership is based on 20,345,747 shares of our common stock outstanding at September 28, 2012.

Unless otherwise indicated, the address of each of the individuals and entities named below is c/o Audience, Inc., 440 Clyde Avenue, Mountain View, California 94043. Information related to holders of more than 5% of our common stock was obtained from filings with the SEC pursuant to Sections 13(d) or 13(g) of the Exchange Act.

	Number of shares beneficially owned	Percentage of shares beneficially owned
5% stockholders:
Entities affiliated with New Enterprise Associates, Inc.(1)	4,282,219	21.05%
1954 Greenspring Drive
Suite 600
Timonium, Maryland 21093
Entities affiliated with Vulcan Capital Venture Capital(2)	3,574,041	17.57
505 Fifth Avenue, Suite 900
Seattle, Washington 98104
Entities affiliated with Tallwood Venture Capital(3)	4,660,569	22.91
3000 Sand Hill Road,
Building 3, Suite 240
Menlo Park, California 94025
Directors and executive officers:
Peter B. Santos(4)	584,156	2.79
James L. Lau	—	—
Kevin S. Palatnik(4)	59,432	*
Andrew J. Keane	—	—
Robert H. Schoenfield(4)	54,647	*
Thomas Spade(4)	90,225	*
Lloyd Watts(5)	607,620	2.94
Forest Baskett(6)	4,289,203	21.07
Marvin D. Burkett(4)	37,508	*
Barry L. Cox(7)	209,380	1.03
Rich Geruson(4)	2,944	*
Mohan S. Gyani(4)	23,563	*
George A. Pavlov(8)	4,667,554	22.93
All directors and executive officers as a group (16 persons)(9)	10,713,731	52.50

*	Represents beneficial ownership of less than 1%.

(1)	Consists of 4,278,005 shares of common stock held of record by New Enterprise Associates 11, Limited Partnership (NEA 11) and 4,214 shares of common stock held of record by NEA Ventures 2006, L.P. (Ven 2006). The shares directly held by NEA 11 are indirectly held by NEA Partners 11, Limited Partnership (NEA Partners 11), the sole general partner of NEA 11, NEA 11 GP, LLC (NEA 11 LLC), the sole general partner of NEA Partners 11 and each of the individual Managers of NEA 11 LLC. The individual Managers (collectively, the Managers) of NEA 11 LLC are M. James Barrett, Peter J. Barris, Forest Baskett (a member of our board of directors), Ryan D. Drant, Krishna “Kittu” Kolluri, C. Richard Kramlich, Charles W. Newhall, III, Mark W. Perry and Scott D. Sandell. The shares directly held by Ven 2006 are indirectly held by Karen P. Welsh, the general partner of Ven 2006. NEA 11, NEA Partners 11, NEA 11 LLC and the Managers share voting and dispositive power with regard to the shares directly held by NEA 11. Karen P. Welsh, the general partner of Ven 2006, holds voting and dispositive power over the shares held by Ven 2006. All indirect holders of the above referenced shares disclaim beneficial ownership of all applicable shares except to the extent of their pecuniary interest therein.

(2)	Consists of 3,426,928 shares of common stock held by Vulcan Capital Venture Capital I LLC and 147,113 shares of common stock held by Vulcan Ventures Incorporated. Vulcan Ventures Incorporated is the managing member of Vulcan Capital Venture Capital Management I, LLC, which is the manager of Vulcan Capital Venture Capital I LLC. Paul Allen is the sole stockholder of Vulcan Ventures Incorporated and, as such, possesses sole voting and investment power. Mr. Allen disclaims beneficial ownership of the shares held by Vulcan Capital Venture I LLC except to the extent of his pecuniary interest therein.

(3)	Consists of 8,075 shares of common stock held by Tallwood III Associates, L.P., 26,222 shares of common stock held by Tallwood II Associates, L.P., 1,437,061 shares of common stock held by Tallwood II, L.P., 595,352 shares of common stock held by Tallwood II Partners, L.P., 1,133,312 shares of common stock held by Tallwood II Annex, L.P., 131,990 shares of common stock held by Tallwood III Partners, L.P., 286,234 shares of common stock held by Tallwood I, L.P. and 1,042,323 shares of common stock held by Tallwood III, L.P. Diosdado P. Banatao is the managing member of Tallwood Management Co., LLC, which is the general partner of Tallwood I, L.P. Each of Luis Arzubi, Diosdado P. Banatao and George Pavlov is a managing member of Tallwood III Management, LLC, which is the general partner of Tallwood III, L.P., Tallwood III Partners, L.P. and Tallwood III Associates, L.P. George Pavlov and Diosdado P. Banatao are the managing member of Tallwood II Management, LLC, which is the general partner of Tallwood II Annex, L.P., Tallwood II Associates, L.P., Tallwood II, L.P. and Tallwood II Partners, L.P. All indirect holders of the above referenced shares disclaim beneficial ownership of all applicable shares except to the extent of their pecuniary interest therein.

(4)	Consists solely of shares subject to options exercisable within 60 days of September 28, 2012.

(5)	Consists of 261,333 shares of common stock held by Mr. Watts and 346,287 shares subject to options exercisable within 60 days of September 28, 2012.

(6)	See footnote (1) above regarding Mr. Baskett’s relationship with New Enterprise Associates, Inc. and its affiliated entities. Mr. Baskett disclaims beneficial ownership of the shares held by NEA 11 and Ven 2006, referenced in footnote (1) above, except to the extent of his pecuniary interest therein. Mr. Baskett does not have voting or dispositive power over the shares held of record by Ven 2006.

(7)	Consists of 133,332 shares of common stock held by Mr. Cox and 76,048 shares subject to options exercisable within 60 days of September 28, 2012.

(8)	Consists of shares held by entities affiliated with Tallwood Venture Capital. Mr. Pavlov is a general partner of Tallwood Venture Capital and as a result may be deemed to beneficially own the shares owned by entities affiliated with Tallwood Venture Capital. Mr. Pavlov disclaims beneficial ownership of the shares held by entities affiliated with Tallwood Venture Capital, except to the extent of his pecuniary interest therein.

(9)	Includes 1,376,278 shares subject to options exercisable within 60 days of September 28, 2012.

DIRECTOR COMPENSATION

2011 director compensation

The following table provides information for 2011 regarding all compensation awarded to, earned by or paid to each director for their services as a director. Peter Santos did not receive any separate compensation as a director. Rich Geruson joined our board of directors in January 2012 and therefore did not receive any compensation for 2011.

Name	Fees earned or paid in cash	Option awards(1) (7)		All other compen- sation	Total
Forest Baskett	$—	$—		$—	$—
Marvin D. Burkett	—	—		—	—
Barry L. Cox(2)	120,000	—		—	120,000
Mohan S. Gyani(3)	—	95,470	(4)	—	95,470
George A. Pavlov	—	—		—	—
Stephen Hall(3)	—	—		—	—
Carver Mead(5)	—	2,345	(6)	—	2,345

(1)	These amounts represent grant date fair value for the respective directors’ option grants granted in the fiscal year computed in accordance with FASB ASC Topic 718.

(2)	Pursuant to an offer letter dated October 12, 2009, during 2011 Mr. Cox received cash compensation of $120,000 for his services to us as our chairman. Mr. Cox stepped down as our chairman in August 2011, but still serves as one of our directors.

(3)	Mr. Gyani replaced Mr. Hall on our board of directors in March 2011 and became our chairman in August 2011.

(4)	Represents the grant date fair value of an option granted on March 3, 2011 to purchase up to 44,625 shares of our common stock at an exercise price per share of $5.10. The option vests as to 1/48th of the shares subject to the option award on each monthly anniversary of February 10, 2011, subject to Mr. Gyani’s continued service through each vesting date.

(5)	Mr. Mead resigned from our board of directors in September 2011.

(6)	Represents the grant date fair value of an option granted on December 9, 2011 to purchase up to 500 shares of our common stock at an exercise price per share of $11.70. The option vests as to 1/36th of the shares subject to the option award on each monthly anniversary of December 9, 2011, subject to Mr. Mead’s continued service through each vesting date.

(7)	The aggregate number of shares subject to stock awards and stock options outstanding at December 31, 2011 for each director set forth in the table above was as follows:

Name	Aggregate number of stock awards outstanding	Aggregate number of stock options outstanding
Forest Baskett	—	—
Marvin D. Burkett	—	44,625
Barry L. Cox	—	167,124
Mohan S. Gyani	—	44,625
George A. Pavlov	—	—
Stephen Hall	—	—
Carver Mead	—	42,753

Nonemployee director compensation

In August 2011 our board of directors approved an increase in the compensation package for our nonemployee directors beginning on January 1, 2012, based upon the recommendation of data provided by Compensia, a national compensation consulting firm engaged by our board of directors to provide executive officer, employee and nonemployee director compensation advisory services to us. The amount of the annual cash retainer for nonemployee members of the board of directors was increased to $35,000, to be paid quarterly in arrears. In addition to the standard annual retainer, the board of directors approved the following annual cash retainers for the following nonemployee members of the board of directors for service in the following positions:

Chairman of the board	$25,000
Audit committee chair	20,000
Each audit committee member other than the chair	9,000
Compensation committee chair	12,000
Each compensation committee member other than the chair	5,000
Nominating and governance chair	7,500
Each nominating and governance member other than the chair	4,500

These retainers shall also be paid quarterly in arrears commencing on January 1, 2012.

Our 2011 Plan provides that all nonemployee directors are eligible to receive all types of awards (except for incentive stock options). Each person who becomes a nonemployee director will be automatically granted an initial award in the form of a nonstatutory stock option to purchase that number of shares equal to 0.07% of our fully diluted capitalization on or about the date such person becomes a nonemployee director. The initial award will vest as to 1/48th of the total shares thereunder on each monthly anniversary of the vesting commencement date, provided that the participant continues to serve as a director through such dates. Each of our existing nonemployee directors who had not previously received options was granted an option for 0.07% of our fully diluted capitalization on January 25, 2012, which option vests monthly as to 1/48th of the total shares thereunder. Each nonemployee director will be granted an annual award in the form of a nonstatutory stock option to purchase that number of shares equal to 0.04% of our fully diluted capitalization at the first meeting of our board of directors following the annual meeting of our stockholders beginning in 2013 if, as of such date, the nonemployee director will have served on our board of directors for at least the preceding six months. The annual award will vest as to 1/12th of the shares subject to the annual award on each monthly anniversary of the vesting commencement date, provided the participant continues as a director through such dates. On January 25, 2012, our compensation committee also awarded annual option grants to each qualified nonemployee director for 0.04% of our fully diluted capitalization, due to the likelihood that we would not hold an annual stockholder meeting in 2012. These options vest as to 1/12th of the shares thereunder monthly commencing on May 1, 2012. The term of these automatic option grants to nonemployee directors will be 10 years or such earlier expiration date specified in the applicable award agreement.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of our compensation committee has ever been an executive officer or employee of our company, other than Mr. Cox who served on our compensation committee prior to September 2011. None of our executive officers currently serves, or has served during the last completed year, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our board of directors or compensation committee. Before establishing the compensation committee, our full board of directors made decisions relating to compensation of our executive officers.

EXECUTIVE COMPENSATION

Compensation discussion and analysis

This compensation discussion and analysis provides information about the material components of our executive compensation program for:

•	Peter B. Santos, our President and Chief Executive Officer;

•	Kevin S. Palatnik, our Chief Financial Officer;

•	Andrew J. Keane, our Vice President of Marketing;

•	Robert H. Schoenfield, our Vice President of Business Development;

•	Thomas Spade, our Vice President of Sales;

•	James L. Lau, our former Chief Financial Officer; and

•	Lloyd Watts, our Founder and Chief Scientist, formerly our Chief Technology Officer.

We refer to these individuals collectively in this proxy statement as the “named executive officers.”

Specifically, this compensation discussion and analysis provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program, and each compensation component that we provide. In addition, we explain how and why the compensation committee of our board of directors arrived at specific compensation policies and decisions involving our executive officers during 2011.

This compensation discussion and analysis contains forward-looking statements that are based on our current plans, considerations, expectations, and determinations regarding future compensation plans and arrangements. The actual compensation plans and arrangements that we adopt may differ materially from the currently anticipated plans and arrangements as summarized in this compensation discussion and analysis.

Executive summary

The initial terms and conditions of employment of each of the named executive officers are set forth in written offer letters. With the exception of his own arrangement, each of these offer letters was negotiated on our behalf by our chief executive officer, with the oversight and approval of our board of directors and/or the compensation committee.

In hiring our executive officers, we recognized that it would be necessary to recruit candidates from outside our company with the requisite experience and skills. Accordingly, we sought to develop competitive compensation packages to attract qualified candidates who could fill our most critical positions. At the same time, we were sensitive to the need to integrate new executive officers into our executive compensation structure, balancing both competitive and internal equity considerations.

Significant executive compensation actions

For 2011, our board of directors took the following actions with respect to the compensation of our executive officers, including the named executive officers:

•	increased the base salary of Mr. Santos;

•	adjusted Mr. Watts’ salary and responsibilities as he transitioned from a managerial role serving as our chief technology officer to a role focused solely on research as our chief scientist;

•	hired and negotiated a compensation package for each of Messrs. Schoenfield, Palatnik and Keane;

•	approved new forms of severance agreements for our executive officers;

•	negotiated a severance agreement with Mr. Watts; and

•	negotiated a separation agreement with Mr. Lau.

Significant corporate governance practices

We endeavor to maintain good governance standards in our executive compensation practices. The following policies were in effect in 2011:

•

We do not view perquisites or other personal benefits as a significant component of our executive compensation program. From time to time, we have provided limited perquisites, such as reimbursement of relocation expenses, to certain executive officers. Our executive officers participate in broad-based company-sponsored health and welfare benefits programs on the same basis as our other salaried employees.

•	We have operated with the roles of chairman of the board and chief executive officer separated since October 2005. Prior to August 2011, we did not have an independent chairman of the board.

•

We do not currently offer, nor do we have plans to provide, pension arrangements, retirement plans or nonqualified deferred compensation plans or arrangements to our executive officers, other than pursuant to our Section 401(k) plan.

•	The compensation advisors to the compensation committee do not provide any services to us other than executive, employee and director compensation advisory services.

Executive compensation philosophy and objectives

We operate in a highly competitive business environment which is characterized by frequent technological advances, rapidly changing market requirements and the emergence of new market entrants. To succeed in this environment, we must continually develop and refine new and existing products and services, devise new business models and demonstrate an ability to quickly identify and capitalize on new business opportunities. To achieve these objectives, we need a highly talented and seasoned team of technical, sales, marketing, operations and other business professionals.

We compete with many other companies in seeking to attract and retain a skilled management team. To meet this challenge, we have embraced a compensation philosophy of offering our executive officers competitive compensation and benefits packages that are focused on long-term value creation and rewarding them for achieving our financial and strategic objectives.

We have developed our executive compensation program to:

•	provide total compensation opportunities that enable us to recruit and retain executive officers with the experience and skills to manage our growth and lead us to the next stage of development;

•	establish a clear alignment between the interests of our executive officers and the interests of our stockholders;

•	reinforce a culture of ownership, excellence and responsiveness; and

•	offer total compensation that is competitive and fair.

Compensation program design

To date, the compensation of our executive officers has generally consisted of base salary, a cash bonus and equity compensation in the form of stock options. The key component of our executive compensation program has been equity awards for shares of our common stock. As a private company, we have emphasized the use of equity to incent our executive officers to focus on the growth of our overall enterprise value and, correspondingly, to create value for our stockholders. In 2011 and prior years, we have used stock options as our primary equity award vehicle. Going forward, we may use stock options, restricted stock units and other types of equity-based awards, as we deem appropriate, to offer our employees, including our executive officers, long-term equity incentives that align their interests with the long-term interests of our stockholders.

We also offer cash compensation in the form of base salaries and a cash bonus component that we believe appropriately recognizes and rewards our executive officers for their individual contributions to our business.

Generally, cash bonuses are determined after the end of the year and reflect both a formulaic and discretionary component. When making bonus decisions, the compensation committee considers our financial and operational performance as well as each executive officer’s individual performance and contributions.

Compensation-setting process

The compensation committee is responsible for overseeing our executive compensation program, as well as determining the ongoing compensation arrangements for our executive officers other than our chief executive officer. Generally, our chief executive officer will make recommendations to the compensation committee regarding compensation matters, except with respect to his own compensation. Following its deliberations, the compensation committee reviews and approves compensation for our executive officers and makes recommendations on chief executive officer compensation to our board of directors for its consideration and approval.

The compensation committee is authorized to retain the services of one or more executive compensation advisors, as it sees fit, in connection with the establishment of our compensation programs and related policies. In 2011, our board of directors and the compensation committee engaged Compensia, a national compensation consulting firm, to provide executive officer, employee and nonemployee director compensation advisory services to the compensation committee. Compensia serves at the discretion of the compensation committee and did not provide any other services to us in 2011.

In the future, we anticipate that our compensation committee will conduct an annual review of our executive officers’ compensation and consider adjustments in executive compensation levels to ensure alignment with our compensation strategy and competitive market practices.

Executive compensation program components

The following describes each component of our executive compensation program, the rationale for each and how compensation amounts are determined.

Base salary. We provide base salary to our named executive officers and other employees to compensate them for services rendered during the fiscal year. Base salary generally will be used to recognize the experience, skills, knowledge and responsibilities required of each named executive officer, although competitive market conditions also may play a role in setting the level of base salary. The base salaries of our named executive officers are reviewed on an annual basis and adjustments are made to reflect performance-based factors, as well as competitive conditions. We do not apply specific formulas to determine increases. Generally, executive officers’ base salaries will be adjusted effective during the first quarter of each year.

The 2011 base salaries were set by our board of directors based on the recommendations of our chief executive officer, other than with respect to his own salary, and were set to reflect our status as a private company. Based on the growth of revenue, achievement of profitability and our overall performance, the base salary of Mr. Santos was increased in 2011 by 18%. Our board of directors determined that the new base salary rate was in the range of private companies based on the board’s collective experience regarding the industry in which we compete for talent. For a summary of the base salaries paid in 2011 see, “—2011 summary compensation table,” below.

Cash bonuses. We use annual cash bonuses to motivate our executive officers to achieve our short-term financial and strategic objectives while making progress towards our longer-term growth and other goals. Each year, we adopt a cash bonus plan to align the financial incentives of our executive officers with our short-term operating plan and long-term strategic objectives and the interests of our stockholders.

The compensation committee approves the design, structure and performance measures, as well as the relative weighting of each measure, under the cash bonus plan. Generally, the bonuses for our executive officers are linked to the achievement of our annual financial and operational objectives and individual performance objectives. These bonus opportunities allow us to make a significant portion of each executive officer’s total cash compensation performance-based and at risk, consistent with our compensation philosophy.

Target bonus opportunities. For 2011, our annual cash incentive award opportunities were designed to reward our named executive officers (other than Mr. Watts) based on our performance and, in the discretion of our chief executive officer, the individual named executive officer’s contribution to that performance. Our compensation committee established a target award opportunity for each named executive officer. Corporate objectives are the primary factor for the calculation of a bonus. In his discretion, our chief executive officer may increase or decrease a named executive officer’s bonus (other than the chief executive officer’s own bonus) based on his subjective determination of the named executive officer’s individual achievement during the year. The 2011 target award opportunities for our named executive officers were as follows:

Named executive officer	Target bonus opportunity (as a percentage of base salary)
Peter B. Santos	50.0%
Kevin S. Palatnik	30.0
Andrew J. Keane	30.0
Robert H. Schoenfield	32.7
Thomas Spade(1)	50.0
James L. Lau	30.0
Lloyd Watts	30.0

(1)	Mr. Spade’s target bonus opportunity was set forth in his sales commission plan.

Our compensation committee determined that our named executive officers should be primarily incentivized based upon achievement of corporate goals because these officers are primarily responsible for achievement of corporate-level milestones. For 2011, the process for determination of the bonuses for Mr. Watts and Mr. Lau differed from the other named executive officers. With respect to Mr. Watts, in light of his transition from a managerial role serving as our chief technology officer to a more research focused role as our chief scientist, our compensation committee determined that Mr. Watts should be primarily incentivized based upon the progress of his research, as determined in the sole discretion of our chief executive officer based upon our chief executive officer’s subjective determination of the progress of Mr. Watts’ research. Mr. Lau’s employment with us terminated in November 2011 following a certain period in which he assisted in the transition of his duties to our chief financial officer. Generally, a named executive officer must remain employed with us through the end of the year to be eligible for a bonus. In recognition of a successful transition, our compensation committee decided to pay Mr. Lau 75% of his target bonus as part of his separation agreement.

Executive bonus plan. In January 2011, our compensation committee approved the general framework of a 2011 executive bonus plan. Under the bonus plan, our compensation committee established corporate objectives in the following three categories: (i) financial measures, (ii) customer focus and (iii) product focus. With respect to financial measures, our compensation committee set 2011 objectives of achieving revenue in excess of $90 million and attaining gross margin and operating margin in excess of our annual operating plan. With respect to customer focus, our compensation committee set 2011 objectives to attain certain design wins for each of our handset, computer and media tablet customers. With respect to product focus, our compensation committee set objectives relating to execution of product roadmaps and product design wins. With respect to any adjustments arising from individual performance under the bonus plan, our compensation committee tasked our chief executive officer with the responsibility of establishing and evaluating these objectives (other than his own) as he is closer to the day-to-day operations of our business and in a better position to assess the key performance requirements for each named executive officer. Any individual performance adjustments reflect our chief executive officer’s subjective determination of the role of each named executive officer in contributing to our achievement of the corporate-level goals.

Bonus decisions. In January 2012, our compensation committee reviewed the performance and determined bonus payments for the named executive officers for 2011 other than Messrs. Santos, Spade and Lau. For Mr. Santos, our compensation committee reviewed his performance and made a recommendation to our board of directors as to Mr. Santos’ compensation. Our board of directors, with Mr. Santos abstaining, determined Mr. Santos’ 2011 bonus. Mr. Lau’s 2011 bonus was negotiated in connection with his separation agreement in October 2011. Mr. Lau’s separation agreement is discussed below in “—Change of control severance agreements and potential payments upon termination or change of control—Severance benefits received by James L. Lau.” Mr. Spade’s 2011 bonus was determined by Mr. Santos pursuant to Mr. Spade’s sales commission plan. The following table shows the 2011 bonus targets and actual bonus awards for each of our named executive officers.

Named executive officers	Target bonus opport- unity	Actual bonus award
Peter B. Santos	$175,000	$175,000
Kevin S. Palatnik	35,654	38,863
Andrew J. Keane	6,779	6,779
Robert H. Schoenfield	63,173	66,963
Thomas Spade(1)	110,000	125,021
James L. Lau	53,300	53,300
Lloyd Watts	71,880	79,068

(1)	Mr. Spade’s target bonus opportunity was set forth in his sales commission plan.

Discretionary cash bonuses. No discretionary cash bonuses were paid in 2011 other than to Mr. Santos, in connection with his annual review, Mr. Palatnik, in connection with his offer letter, and Mr. Watts, in connection with his transition to chief scientist.

Equity compensation. We use equity awards to incent and reward our executive officers for long-term corporate performance based on the value of our common stock and, thereby, to align the interests of our executive officers with those of our stockholders.

Historically, the size and form of the initial equity awards for our executive officers have been established through arms-length negotiation at the time the individual executive was hired. In making these awards, we considered, among other things, the prospective role and responsibility of the individual executive, competitive factors, the amount of equity-based compensation held by the executive officer at his or her former employer, the cash compensation received by the executive officer and the need to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value. In addition, we have periodically granted equity awards to our executive officers to ensure that their overall equity position was consistent with our compensation objectives.

In 2011 we did not grant equity awards to any of our existing named executive officers, however, our board of directors approved equity awards to Messrs. Palatnik, Keane and Schoenfield in connection with their employment as our executive officers as follows:

Named executive officer	Stock option grant (number of shares)
Kevin S. Palatnik(1)	190,184
Andrew Keane(2)	142,177
Robert Schoenfield(3)	143,333

(1)	Mr. Palatnik joined us in August 2011.

(2)	Mr. Keane joined us in November 2011.

(3)	Mr. Schoenfield joined us in March 2011.

Retirement and other benefits. We have established a tax-qualified Section 401(k) retirement savings plan for our employees, including our named executive officers, who satisfy certain eligibility requirements. Currently, we do not match contributions made by participants in the plan. We intend for the plan to qualify under Section 401(a) of the Internal Revenue Code so that contributions by participants to the plan, and income earned on plan contributions, are not taxable to participants until withdrawn from the plan.

Additional benefits received by our executive officers include medical, dental and vision benefits, medical and dependent care flexible spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance and basic life insurance coverage. These benefits are provided to our executive officers on the same general terms as to all of our fulltime U.S. employees.

We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.

We do not view perquisites or other personal benefits as a significant component of our executive compensation program. From time to time, we have provided limited perquisites, such as reimbursement of relocation expenses, to certain executive officers.

In the future, we may provide perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual executive in the performance of his or her duties, to make our executive officers more efficient and effective and for recruitment, motivation or retention purposes. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the compensation committee.

Post-employment compensation

In December 2011, we entered into change of control and severance agreements (“severance agreements”) with our named executive officers (other than persons who are no longer our executive officers), which require us to make specific payments and benefits in connection with terminations of their employment under certain circumstances. These severance agreements superseded any other agreement or arrangement relating to severance benefits with these executive officers. For Mr. Watts, we entered into a separate agreement which is not of the same general form as the other named executive officers’ severance agreements. Mr. Lau’s separation agreement is discussed below in “—Change of control severance agreements and potential payments upon termination or change of control—Severance benefits received by James L. Lau.”

For a summary of the material terms and conditions of severance terms for our named executive officers, see “—Potential payments upon termination or change of control as of December 31, 2011.”

Tax and accounting considerations

Deductibility of executive compensation. Generally, Section 162(m) of the Internal Revenue Code disallows a tax deduction to any publicly held corporation for any remuneration in excess of $1 million paid in any taxable year to its chief executive officer and each of its three other highest paid named executive officers, other than its chief financial officer. Remuneration in excess of $1 million may be deducted if, among other things, it qualifies as performance based compensation within the meaning of the Internal Revenue Code. In this regard, the compensation income realized upon the exercise of stock options granted under a stockholder-approved stock option plan generally will be deductible so long as the options are granted by a committee whose members are nonemployee directors and certain other conditions are satisfied.

Prior to the completion of our initial public offering in May 2012, the compensation committee did not take the deductibility limit imposed by Section 162(m) into consideration in setting compensation for our executive officers. Where reasonably practicable, we will seek to qualify the variable compensation paid to our executive officers for the performance-based compensation exemption from the deductibility limit. In approving the amount and form of compensation for our executive officers, we consider all elements of the cost to us of providing such compensation, including the potential impact of Section 162(m). The compensation committee may, in its judgment, authorize compensation payments that do not comply with an exemption from the deductibility limit when it believes that such payments are appropriate to attract and retain executive talent.

Taxation of “parachute” payments. Sections 280G and 4999 of the Internal Revenue Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to an excise tax if they receive payments or benefits in connection with a change in control that exceeds certain prescribed limits, and that we, or a successor, may forfeit a deduction on the amounts subject to this additional tax. We did not provide any executive officer with a gross-up or other reimbursement payment for any tax liability that he may owe as a result of the application of Sections 280G or 4999 during 2011 and we have not agreed and are not otherwise obligated to provide any named executive officer with such a gross-up or other reimbursement.

Accounting treatment. We follow ASC Topic 718 for our stock-based awards. ASC Topic 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options and restricted stock awards, based on the grant date fair value of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our executive officers may never realize any value from their awards. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based compensation awards in their income statements over the period that an executive officer is required to render service in exchange for the option or other award.

The information contained in the following compensation committee report shall not be deemed to be soliciting material or to be filed with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that Audience specifically incorporates it by reference in such filing.

Report of the compensation committee

The compensation committee has reviewed and discussed the compensation discussion and analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the compensation committee recommended to the board of directors that the compensation discussion and analysis be included in this proxy statement.

Submitted by the Compensation Committee of the

Board of Directors:

Forest Baskett, Chairman

Marvin D. Burkett

George A. Pavlov

2011 summary compensation table

The following table presents compensation information for 2011 paid to or earned by our chief executive officer, our chief financial officer, our former chief financial officer and each of our four other most highly compensated executive officers whose aggregate salary and bonus was more than $100,000. We refer to these executive officers as our “named executive officers” elsewhere in this proxy statement.

Name and principal position	Year	Salary(1)	Bonus	Option awards(2)	Nonequity incentive plan compensation(3)	All other compensation		Total

Peter B. Santos President and Chief Executive Officer	2011	$312,458	$20,000	$—	$175,000	$639		$ 508,097

Kevin S. Palatnik(4) Chief Financial Officer	2011	117,046	30,000	896,340	38,863	213		1,082,462

Andrew J. Keane(5) Vice President of Marketing	2011	22,254	—	666,672	6,779	53		695,758

Robert H. Schoenfield(6) Vice President of Business Development	2011	191,667	—	357,578	66,963	533		616,741

Thomas Spade Vice President of Sales	2011	220,000	—	—	125,021	639		345,660

James L. Lau(7) Former Chief Financial Officer	2011	221,761	—	—	53,300	119,026	(9)	394,087

Lloyd Watts(8) Founder and Chief Scientist/ Former Chief Technology Officer	2011	238,434	40,833	—	79,068	639		358,974

(1)	The amounts in this column include payments in respect of accrued vacation, holidays and sick days.

(2)	These amounts represent grant date fair value for the respective executives’ option grants granted in the fiscal year computed in accordance with FASB ASC Topic 718 without regard to estimated forfeitures.

(3)	These amounts represent bonus payments as described in this proxy statement under the section titled “Compensation discussion and analysis—Executive compensation program components.”

(4)	Mr. Palatnik became our Chief Financial Officer in August 2011.

(5)	Mr. Keane became our Vice President of Marketing in November 2011.

(6)	Mr. Schoenfield became our Vice President of Business Development in March 2011.

(7)	Mr. Lau ceased to be our Chief Financial Officer in August 2011.

(8)	Mr. Watts ceased to be our Chief Technology Officer and was appointed Chief Scientist in September 2011.

(9)	Includes payments in the aggregate amount of $118,440 made pursuant to the separation agreement with Mr. Lau.

Grants of plan-based awards in 2011

The following table presents information concerning grants of plan-based awards to each of our named executive officers during 2011.

		Estimated possible payouts under nonequity incentive plan awards(1)			Estimated possible payouts under equity incentive plan awards			All other option awards: number of securities underlying options		Exercise or base price of option awards ($/Sh)(3)	Grant date fair value of stock and option awards ($)(4)
Name	Grant date	Threshold	Target(2)	Maximum	Threshold	Target	Maximum
Peter B. Santos	—	$—	$175,000	$—	$—	$—	$—	—		$—	$—
	—		—					—		—	—
Kevin S. Palatnik	10/31/2011	—	—	—	—	—	—	190,184	(5)	11.70	896,340
	—	—	35,654	—	—	—	—	—		—	—
Andrew J. Keane	12/09/2011	—	—	—	—	—	—	142,177	(6)	11.70	666,672
	—	—	6,779	—	—	—	—	—		—	—
Robert H. Schoenfield	03/03/2011	—	—	—	—	—	—	123,333	(7)	5.10	263,858
	10/31/2011	—	—	—	—	—	—	20,000	(8)	11.70	93,720
	—	—	63,173	—	—	—	—	—		—	—
Thomas Spade	—	—	110,000	—	—	—	—	—		—	—
	—	—	—	—	—	—	—	—		—	—
James L. Lau	—	—	53,300	—	—	—	—	—		—	—
	—	—	—	—	—	—	—	—		—	—
Lloyd Watts	—	—	71,880	—	—	—	—	—		—	—
	—	—	—	—	—	—	—	—		—	—

(1)	The actual amounts paid to our named executive officers for 2011 are set forth in “—2011 summary compensation table” above and the bonuses paid is discussed more fully in “Compensation discussion and analysis—Bonus decisions.”

(2)	The target bonus amounts for 2011 were established by the compensation committee. For further information regarding the 2011 target bonus amounts, see the section titled “Compensation discussion and analysis—Target bonus opportunities.”

(3)	Shares of our common stock were not publicly traded in 2011. The exercise price of all options was the fair value of a share of our common stock on the date of grant as determined in good faith by our board of directors.

(4)	Amounts represent the aggregate fair market value of options granted in 2011 to the named executive officers calculated in accordance with ASC Topic 718 without regard to estimated forfeitures.

(5)	1/4th of the total number of shares subject to this stock option vested on August 10, 2012 (one year following the vesting commencement date) and the remaining shares subject to the option vest at a rate of 1/48th of the total number of shares subject to this stock option each month thereafter.

(6)	1/4th of the total number of shares subject to this stock option will vest on November 28, 2012 (one year following the vesting commencement date) and the remaining shares subject to the option vest at a rate of 1/48th of the total number of shares subject to this stock option each month thereafter.

(7)	1/4th of the total number of shares subject to this stock option vested on March 1, 2012 (one year following the vesting commencement date) and the remaining shares subject to the option vest at a rate of 1/48th of the total number of shares subject to this stock option each month thereafter.

(8)	5/48th of the total number of shares subject to this stock option vested on March 1, 2012 and the remaining shares subject to the option vest at a rate of 1/48th per month of the total number of shares subject to this stock option each month thereafter.

Outstanding equity awards at December 31, 2011

The following table presents the outstanding option awards held by each of our named executive officers as of December 31, 2011. There were no other stock awards outstanding.

	Option awards
Name	Number of securities underlying unexercised options exercisable(1)	Number of securities underlying unexercised options unexercisable(2)		Option exercise price ($)	Option expiration date
Peter B. Santos	60,666	—		$0.60	12/15/14
	91,746	—		0.60	10/17/15
	161,009	—		0.75	07/13/16
	110,015	2,340	(3)	0.90	01/22/18
	66,830	33,416	(4)	2.40	04/07/19
	19,816	39,633	(5)	2.70	08/03/20
	14,705	117,645	(6)	2.70	08/03/20
Kevin S. Palatnik	—	190,184	(7)	11.70	10/31/21
Andrew J. Keane	—	142,177	(8)	11.70	12/09/21
Robert H. Schoenfield	—	123,333	(9)	5.10	03/03/21
	—	20,000	(10)	11.70	10/31/21
Thomas Spade	58,333	116,667	(11)	2.70	09/14/20
James L. Lau	79,329	—		2.40	10/22/19
	7,291	—		2.70	08/03/20
	6,073	—		2.70	08/03/20
Lloyd Watts	121,298	—		0.60	12/11/13
	28,031	—		0.75	07/13/16
	28,125	1,875	(12)	2.40	04/29/18
	92,316	46,158	(13)	2.40	04/07/19
	11,972	23,945	(5)	2.70	08/03/20
	6,055	48,445	(6)	2.70	08/03/20

(1)	The options listed are subject to an early exercise right and may be exercised in full prior to vesting of the shares underlying the option. The share numbers in this column represent the shares vested under each option as of December 31, 2011.

(2)	The options listed are subject to an early exercise right and may be exercised in full prior to vesting of the shares underlying the option. The share numbers in this column represent the unvested shares under each option as of December 31, 2011.

(3)	1/48th of the total number of shares subject to this stock option will vest monthly starting January 3, 2008 (vesting commencement date).

(4)	1/48th of the total number of shares subject to this stock option will vest monthly starting April 7, 2009 (vesting commencement date).

(5)	1/48th of the total number of shares subject to this stock option will vest monthly starting August 3, 2010 (vesting commencement date).

(6)	1/36th of the total number of shares subject to this stock option will vest monthly starting August 3, 2011 (vesting commencement date).

(7)	1/4th of the total number of shares subject to this stock option vested on August 10, 2012 (one year following the vesting commencement date) and the remaining shares subject to the option vest at a rate of 1/48th per month of the total number of shares subject to this stock option each month thereafter.

(8)	1/4th of the total number of shares subject to this stock option will vest on November 28, 2012 (one year following the vesting commencement date) and the remaining shares subject to the option vest at a rate of 1/48th per month of the total number of shares subject to this stock option each month thereafter.

(9)	1/4th of the total number of shares subject to this stock option vested on March 1, 2012 (one year following the vesting commencement date) and the remaining shares subject to the option vest at a rate of 1/48th per month of the total number of shares subject to this stock option each month thereafter.

(10)	5/48th of the total number of shares subject to this stock option vested on March 1, 2012 and the remaining shares subject to the option vest at a rate of 1/48th per month of the total number of shares subject to this stock option each month thereafter.

(11)	1/4th of the total number of shares subject to this stock option vested on August 30, 2011 (one year following the vesting commencement date) and the remaining shares subject to the option vest at a rate of 1/48th per month of the total number of shares subject to this stock option each month thereafter.

(12)	1/48th of the total number of shares subject to this stock option will vest monthly starting March 28, 2008 (vesting commencement date).

(13)	1/48th of the total number of shares subject to this stock option will vest monthly starting April 7, 2009 (vesting commencement date).

Option exercises and stock vested during 2011

None of the named executive officers held stock awards or exercised stock options during 2011.

Pension benefits

We did not sponsor any defined benefit pension or other actuarial plan for the named executive officers during 2011.

Nonqualified deferred compensation

We did not maintain any nonqualified defined contribution or other deferred compensation plans or arrangements for the named executive officers during 2011.

Change of control severance agreements and potential payments upon termination or change of control

2011 change of control severance agreements

Effective December 31, 2011, we entered into change of control severance agreements, or severance agreements, with our named executive officers (other than Mr. Watts, who entered into an alternative agreement, and Mr. Lau whose employment terminated in 2011), which require us to make specific payments and benefits in connection with termination of their employment under certain circumstances. To the extent that we had previous severance agreements with our named executive officers, those agreements were amended and restated in their entirety by the December 2011 agreements and are of no further force or effect. These severance agreements superseded any other agreement or arrangement relating to severance benefits with these executive officers or any terms of their option agreements related to vesting acceleration, extension of the period to exercise or other terms. The descriptions that follow describe such payments and benefits that may be owed by us to each of our named executive officers (other than Mr. Lau) upon the named executive officer’s termination under certain circumstances. For Mr. Watts, we entered into a severance agreement which is not of the same general form as the other named executive officers’ severance agreements. For a summary of the material terms and conditions of severance for Mr. Watts, see “—Severance agreement with Lloyd Watts.”

The severance agreements remain in effect for an initial term of three years. On December 31, 2014, each agreement will automatically renew for an additional one-year period unless either party provides notice of nonrenewal within 60 days prior to the date of automatic renewal. The severance agreements also acknowledge that each executive officer is an at-will employee, whose employment can be terminated at any time.

In order to receive the severance benefits described below, each named executive officer is obligated to execute a release of claims against us, provided such release of claims becomes effective and irrevocable no later than 60 days following such executive officer’s termination date.

In the event any payment to one of our named executive officers is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (as a result of a payment being classified as a “parachute payment” under Section 280G of the Internal Revenue Code), the executive officer will be entitled to receive such payment as would entitle him to receive the greatest after-tax benefit of either the full payment or a lesser payment which would result in no portion of such severance benefits being subject to excise tax.

For the purpose of the severance agreements, “cause” means generally the occurrence of any of the following:

•	the executive’s material failure to perform his stated duties, and the executive’s continued failure to cure such failure to our reasonable satisfaction within 10 days following notice of failure;

•	the executive’s material violation of our policies (including any insider trading policy) or any written agreement or covenant with us;

•

the executive’s conviction of, or entry of a plea of guilty or nolo contendere to, a felony (other than motor vehicle offenses the effect of which do not materially impair executive’s performance of his employment duties);

•	a willful act by the executive that constitutes gross misconduct and which is injurious to us;

•	the executive’s commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to us;

•

the unauthorized use or disclosure by the executive of our proprietary information or trade secrets or any other party to whom the executive owes an obligation of nondisclosure as a result of the executive’s relationship with us; or

•	the executive’s willful failure to cooperate with an investigation by a governmental authority.

The determination of “cause” will be made in good faith by our board of directors and will be final and binding on an executive.

For the purpose of the severance agreements, “good reason” means generally an executive’s voluntary termination within 30 days following the expiration of any cure period following the occurrence of one or more of the following without the executive’s consent:

•	a material reduction of the executive’s authorities, duties or responsibilities;

•	a material reduction of the executive’s base salary;

•	our failure to obtain assumption of the severance agreement by any successor; or

•	a material change in the geographic location of the executive’s principal workplace.

For Mr. Santos, the occurrence of either of the following events also constitute grounds for good reason: (i) following a change of control, a change in reporting position so that Mr. Santos does not report directly to the board of directors of the parent corporation in a group of controlled corporations or (ii) not being the chief executive officer of a company that has publicly traded shares.

For Mr. Palatnik, the occurrence of either of the following events also constitute grounds for good reason: (i) following a change of control, a change in reporting position so that Mr. Palatnik does not report directly to the chief executive officer of the parent corporation in a group of controlled corporations or (ii) not being the chief financial officer of a publicly held company.

For the named executive officers other than Mr. Santos and Mr. Palatnik, good reason will not be triggered if, following a change of control, an executive has the same responsibility with respect to our business and operations.

The executive may not resign for good reason without first providing written notice within 90 days of the initial existence of a condition that is believed to constitute grounds for good reason and a reasonable cure period of not less than 30 days following the date of such notice.

For the purpose of the severance agreements, “change of control” means generally:

•	a change in our ownership within the meaning of Section 409A of the Internal Revenue Code;

•	a change in effective control within the meaning of Section 409A of the Internal Revenue Code; or

•	a change in the ownership of a substantial portion of our assets within the meaning of Section 409A of the Internal Revenue Code.

For the purpose of the severance agreements, “change of control period” means generally the period beginning two months prior to, and ending 12 months following, a change of control.

Severance agreement with Lloyd Watts

Outside of the general form of the severance agreements entered into with the other named executive officers, we entered into a stand-alone severance agreement with Mr. Watts in August 2011. Pursuant to Mr. Watts’ severance agreement, if Mr. Watts is terminated without “cause” or he resigns for “good reason,” then subject to the execution of a release of claims, Mr. Watts receives:

•	six months continued payments of base salary; and

•

a post-termination exercise period with respect to then outstanding stock options until the earlier of the two year anniversary of his termination of employment or the one year anniversary of the effective date of our initial public offering.

For the purpose of Mr. Watts’ severance agreement, “cause” means generally Mr. Watts:

•	commits a crime involving dishonesty, breach of trust or physical harm to any person;

•	willingly engages in conduct that is in bad faith and injurious to us, including but not limited to misappropriation of trade secrets, fraud or embezzlement;

•	commits a material breach of his severance agreement or any other written agreement with us; or

•	willfully refuses to implement or follow a lawful policy or directive of ours.

For the purpose of Mr. Watts’ severance agreement, “good reason” means generally Mr. Watts’ voluntary termination within 30 days following the expiration of any cure period following the occurrence of one or more of the following without Mr. Watts’ consent:

•	a material reduction of his base salary;

•	a material reduction of his duties, authorities or responsibilities; or

•	a material change in the geographic location of his principal workplace.

Mr. Watts’ severance agreement has no term and will terminate upon the date that all of the obligations of the parties have been satisfied.

In the event any payment to Mr. Watts is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (as a result of a payment being classified as a parachute payment under Section 280G of the Internal Revenue Code), Mr. Watts will be entitled to receive such payment as would entitle him to receive the greatest after tax benefit of either the full payment or a lesser payment which would result in no portion of such severance benefits being subject to excise tax.

The following table summarizes the terms of the severance agreements for our chief executive officer, our chief financial officer and each of our other named executive officers (other than Mr. Lau):

		Termination without cause or resignation for good reason outside of a change of control period(1)					Termination without cause or resignation for good reason during a change of control period
	Termi- nation due to cause, death or disability	Base salary (# of months)	Higher of 2011 target or 2010 actual bonus (%)	COBRA payments (# of months)	Vesting accele- ration (%)	Post termi- nation exercise period (# of months)	Base salary (# of months)	Higher of 2011 target or 2010 actual bonus (%)	COBRA payments (# of months)	Vesting accele- ration (%)	Post termi- nation exercise period (# of months)
Peter B. Santos	None	12	—	12	—	—	18	150%	18	100%	18
Kevin S. Palatnik	None	9	—	9	—	—	12	100	12	100	12
Andrew J. Keane	None	6	—	6	—	—	9	75	9	100	12
Robert H. Schoenfield	None	6	—	6	—	—	9	75	9	100	12
Thomas Spade	None	6	—	6	—	—	9	75	9	100	12
Lloyd Watts	(2)	6	—	—	—	24	6	—	—	100	24

(1)	Only Mr. Watts is entitled to benefits for termination for good reason in the absence of a change of control.

(2)	In the event of termination due to death or disability, Mr. Watts will be entitled to receive an extension of his post-termination exercise period with respect to then outstanding stock options until the earlier of the two year anniversary of his termination of employment or the one year anniversary of the effective date of our initial public offering.

Potential payments upon termination or change of control as of December 31, 2011

The following table provides information concerning the estimated payments and benefits that would be provided in the circumstances described above for each of the named executive officers. For the purpose of the table, a qualifying termination of employment is considered “in connection with a change of control” if such termination occurs within the period 12 months following a “change of control” (as defined in each agreement). Payments and benefits are estimated assuming that the triggering event took place on December 31, 2011. There can be no assurance that a triggering event would produce the same or similar results as those estimated below if such event occurs on any other date or at any other price, of if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be different.

Name	Termination without cause or resignation for good reason outside of a change of control period(1)(2)	Termination without cause or resignation for good reason during a change of control period(3)
Peter B. Santos
Cash severance	$350,000	$787,500	(4)
COBRA payments(5)	17,364	26,586
Accelerated vesting(6)	—	1,751,541
Santos total:	$367,364	$2,565,627
Kevin S. Palatnik
Cash severance	225,000	390,000	(4)
COBRA payments(5)	16,884	22,512
Accelerated vesting(6)	—	—
Palatnik total:	$241,884	$412,512
Andrew J. Keane
Cash severance	117,500	232,500	(4)
COBRA payments(5)	11,256	16,884
Accelerated vesting(6)	—	—
Keane total:	$128,756	$249,384
Robert H. Schoenfield
Cash severance	115,000	228,750	(4)
COBRA payments(5)	11,256	16,884
Accelerated vesting(6)	—	814,000
Schoenfield total:	$126,256	$1,059,634
Thomas Spade
Cash severance	110,000	247,500	(4)
COBRA payments(5)	11,256	16,884
Accelerated vesting(6)	—	1,050,000
Spade total:	$121,256	$1,314,384
Lloyd Watts
Cash severance(3)	119,800	119,800
Watts total:	$119,800	$119,800

(1)	The cash severance amounts shown in this column would be paid out periodically in accordance with our normal payroll procedures. COBRA premiums will be reimbursed consistent with our expense reimbursement policy.

(2)	Only Mr. Watts is entitled to benefits for termination for good reason in the absence of a change of control.

(3)	The cash severance amounts shown in this column would be paid in a lump sum, other than with respect to Mr. Watts. COBRA premiums will be reimbursed consistent with our expense reimbursement policy.

(4)	The amount represents the salary and bonus severance amount the named executive officer would receive.

(5)	The amount represents the cost of covering the named executive officer and his or her eligible dependents coverage under our benefit plans assuming such coverage is timely elected under COBRA.

(6)	The amount represents the gain the named executive officer would receive, calculated as the difference between the fair market value of our common stock on the last day of 2011 and the exercise price of such accelerated shares. The fair market value of our common stock on the last day of 2011 as determined by our board of directors was $0.39 per share.

Severance benefits received by James L. Lau

In October 2011, we entered into a separation agreement and release with Mr. Lau, whose employment terminated on November 4, 2011. Pursuant to the separation agreement and in consideration for a release of claims, we agreed to pay Mr. Lau continuing payments of base salary at a rate of $19,740 per month for a period of six months from his termination date. Mr. Lau also received a lump sum of $53,300, less applicable withholding, which is equivalent to 75% of the annual bonus he was eligible to earn in 2011. We have also agreed to reimburse Mr. Lau for the payments he makes for COBRA coverage for a period of six months from his termination date. In addition, we accelerated the vesting of Mr. Lau’s outstanding and unvested stock options for a period of six additional months beyond his termination of employment date. Finally, we extended the post-termination exercise period of Mr. Lau’s outstanding options until January 2, 2013.

Employee benefit plans

2011 Plan

Our board of directors adopted, and our stockholders approved, our 2011 Plan in March and April 2011, respectively. In addition, our board of directors and stockholders approved an increase in the number of shares reserved for issuance under our 2011 Plan in December 2011. In September 2011 our board of directors approved, and in April 2012 our stockholders approved, an amendment and restatement of the 2011 Plan and an increase in the number of authorized shares. The 2011 Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code, to our employees and any of our parent and subsidiary corporations’ employees, and for the grant of nonstatutory stock options, stock appreciation rights, restricted stock, restricted stock units, performance units and performance shares to our employees, directors and consultants and our parent and subsidiary corporations’ employees and consultants.

A total of 2,516,025 shares of our common stock were reserved for issuance pursuant to the 2011 Plan as of September 28, 2012, plus any shares that are outstanding under our 2001 Plan that terminate or forfeit without being exercised in full. As of September 28, 2012, options to purchase 1,870,115 shares of our common stock and 17,500 shares of our common stock subject to restricted stock units were outstanding under our 2011 Plan and 624,550 shares of common stock remained available for future grant. The number of shares available for issuance under the 2011 Plan will also include an annual increase on the first day of each year beginning in 2013, equal to the least of:

•	1,101,649 shares;

•	4.5% of the outstanding shares of common stock as of the last day of the immediately preceding fiscal year; or

•	such other amount as our board of directors may determine.

Our compensation committee administers our 2011 Plan. In the case of options intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code, the committee consists of two or more “outside directors” within the meaning of Section 162(m).

The administrator has the power to determine the terms of the awards, including the exercise price, the number of shares subject to each such award, the exercisability of the awards and the form of consideration, if any, payable upon exercise. The administrator also has the authority to amend existing awards to reduce their exercise price, to allow participants the opportunity to transfer outstanding awards to a financial institution or other person or entity selected by the administrator and to institute an exchange program by which outstanding awards may be surrendered in exchange for awards with a higher or lower exercise price.

The exercise price of options granted under our 2011 Plan must at least be equal to the fair market value of our common stock on the date of grant. The term of an incentive stock option may not exceed 10 years, except that with respect to any participant who owns 10% of the total combined voting power of all classes of our outstanding stock, the term must not exceed five years and the exercise price must equal at least 110% of the fair market value on the grant date. The administrator determines all other terms of options.

After the termination of service of an employee, director or consultant, he or she may exercise his or her option or stock appreciation right for the period of time stated in his or her award agreement to the extent that the award is vested on the date of termination. Generally, if termination is due to death or disability, the option or stock appreciation right will remain exercisable for 12 months. In all other cases, the option or stock appreciation right will generally remain exercisable for three months following the termination of service. However, in no event may an option be exercised later than the expiration of its term.

Stock appreciation rights may be granted under our 2011 Plan, which are awards that allow the recipient to receive the appreciation in the fair market value of our common stock between the exercise date and the date of grant. The administrator determines the terms of stock appreciation rights, including when such rights become exercisable and whether to pay any increased appreciation in cash or with shares of our common stock, or a combination thereof, except that the per share exercise price for the shares to be issued pursuant to the exercise of a stock appreciation right will be no less than 100% of the fair market value per share on the date of grant.

Awards of restricted stock may be granted under our 2011 Plan, which are grants of shares of our common stock that vest in accordance with terms and conditions established by the administrator. The administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed. Shares of restricted stock that do not vest are subject to our right of repurchase or forfeiture. The administrator will determine the number of shares granted and may impose whatever conditions to vesting it determines to be appropriate (for example, the administrator may set restrictions based on the achievement of specific performance goals or continued service to us).

Awards of restricted stock units may be granted under our 2011 Plan, which are bookkeeping entries representing an amount equal to the fair market value of one share of our common stock. The administrator determines the terms and conditions of restricted stock units including the number of units granted, the vesting criteria (which may include accomplishing specified performance criteria or continued service to us) and the form and timing of payment. The administrator, in its sole discretion may accelerate the time at which any restrictions will lapse or be removed.

Awards of performance units and performance shares may be granted under our 2011 Plan, which are awards that will result in a payment to a participant only if performance goals established by the administrator are achieved or the awards otherwise vest. The administrator will establish organizational or individual performance goals in its discretion, which, depending on the extent to which they are met, will determine the number and/or the value of performance units and performance shares to be paid out to participants. After the grant of a performance unit or performance share, the administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such performance units or performance shares. The administrator, in its sole discretion, may pay earned performance units or performance shares in the form of cash, in shares or in some combination thereof.

Our 2011 Plan provides that all nonemployee directors are eligible to receive all types of awards (except for incentive stock options). Each person who becomes a nonemployee director will be automatically granted an initial award in the form of a nonstatutory stock option to purchase that number of shares equal to 0.07% of our fully diluted capitalization on or about the date such person becomes a nonemployee director. The initial award will vest as to 1/48th of the total shares thereunder on the monthly anniversary of the vesting commencement date, provided that the participant continues to serve as a director through such dates. Each nonemployee director will be granted an annual award in the form of a nonstatutory stock option to purchase that number of shares equal to 0.04% of our fully diluted capitalization at the first meeting of our board of directors following the annual meeting of our stockholders beginning in 2013 if, as of such date, the nonemployee director will have served on our board of directors for at least the preceding six months. The annual award will vest as to 1/12th of the shares subject to the annual award on the monthly anniversary of the vesting commencement date, provided the participant continues as a director through such dates. The term of these automatic option grants to nonemployee directors will be 10 years or such earlier expiration date specified in the applicable award agreement.

Unless the administrator provides otherwise, our 2011 Plan generally does not allow for the transfer of awards and only the recipient of an award may exercise an award during his or her lifetime.

Our 2011 Plan provides that in the event of a merger or “change in control,” as defined in the 2011 Plan, each outstanding award will be treated as the administrator determines, including that the successor corporation or its parent or subsidiary will assume or substitute an equivalent award for each outstanding award. The administrator is not required to treat all awards similarly. If there is no assumption or substitution of outstanding awards, the awards will fully vest, all restrictions will lapse, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and the awards will become fully exercisable. The administrator will provide notice to the recipient that he or she has the right to exercise the option and stock appreciation right as to all of the shares subject to the award.

2001 Plan

Our board of directors adopted and our stockholders approved our 2001 Plan. Our 2001 Plan provides for the grant of incentive stock options within the meaning of Section 422 of the Internal Revenue Code to our employees and any parent or subsidiary corporation’s employees and for the grant of nonstatutory stock options to our employees, directors and consultants and any parent or subsidiary corporation’s employees and consultants. The 2001 Plan also allows for awards of stock purchase rights. At the time our 2011 Plan became effective in March 2011, we ceased to grant new awards under the 2001 Plan.

Our board of directors or a committee appointed by our board of directors administers our 2001 Plan. Under our 2001 Plan, the administrator has the power to determine the terms of the awards, including the service providers who will receive awards, the exercise price, the number of shares subject to each award, the vesting schedule and exercisability of awards and the form of consideration payable upon exercise of an option. The administrator also has the power to institute an exchange program by which outstanding awards may be surrendered in exchange for awards with a lower exercise price. Our compensation committee recommends guidelines for equity compensation arrangements for all employees including guidelines for stock and option awards and vesting schedules.

Subject to adjustment, as of September 28, 2012, the maximum aggregate number of shares that may be subject to awards granted under the 2001 Plan was 2,987,802 shares of our common stock. As of September 28, 2012, options to purchase 2,987,802 shares of our common stock were outstanding under our 2001 Plan and no shares of our common stock remained available for future grant under the 2001 Plan.

Effective upon the adoption of the 2011 Plan, we ceased to grant awards under our 2001 Plan and instead grant awards under our 2011 Plan. However, the 2001 Plan will continue to govern the terms and conditions of the outstanding awards previously granted thereunder.

Incentive stock options and nonstatutory stock options may be granted under our 2001 Plan, provided that incentive stock options may only be granted to employees. The exercise price of incentive stock options within the meaning of Section 422 of the Internal Revenue Code must equal at least 100% of the fair market value of our common stock on the date of grant and the exercise price of nonstatutory stock options may not be less than 85% of the fair market value of our common stock on the date of grant. The term of an option may not exceed 10 years; provided, however, that an incentive stock option held by a participant who owns more than 10% of the total combined voting power of all classes of our stock, or of certain of our parent or subsidiary corporations, may not have a term in excess of five years and must have an exercise price of at least 110% of the fair market value of our common stock on the grant date. The administrator determines the methods of payment of the exercise price of an option, which may include cash, shares or other property acceptable to the plan administrator. Subject to the provisions of our 2001 Plan and applicable laws, the administrator determines the remaining terms of the option (e.g., vesting).

After the termination of service of a participant, he or she may exercise his or her option for the period of time stated in his or her award agreement to the extent that the option is vested on the date of termination. If termination is due to death, the option will remain exercisable for at least 12 months. If termination is due to disability, the option will remain exercisable for at least six months. In all other cases, the option will generally remain exercisable for 30 days following the termination of service (unless such termination is for cause, in which case the options, both vested and unvested, will terminate in their entirety). However, in no event may an option be exercised later than the expiration of its term.

Stock purchase rights may be granted under our 2001 Plan, however, no such stock purchase rights were granted. Stock purchase rights may be issued alone, in addition to or in tandem with other awards granted under our 2001 Plan. Stock purchase rights are rights to purchase our common stock that vest in accordance with terms and conditions established by the administrator and as proscribed by applicable law. The administrator determines the number of shares subject to a stock purchase right granted to any service provider. Unless the administrator determines otherwise, we have a repurchase option exercisable upon termination of the purchaser’s service with us. Shares subject to stock purchase rights that do not vest are subject to our right of repurchase.

Unless the administrator provides otherwise, our 2001 Plan generally does not allow for the transfer of awards and only the recipient of an award may exercise an award during his or her lifetime. The administrator may allow nonstatutory stock options to be transferred to testamentary trusts or to a participant’s immediate family members.

Our 2001 Plan provides that in the event of our merger with or into another corporation, or a sale of substantially all of our assets, the successor corporation shall assume or substitute an equivalent award with respect to each outstanding award under the 2001 Plan. In the event that the successor corporation refuses to assume or substitute for the award, the options or stock purchase rights will terminate upon the merger or sale.

2011 ESPP

Our executive officers and our other employees are allowed to participate in our 2011 ESPP. We believe that providing them the opportunity to participate in the 2011 ESPP provides them with a further incentive towards ensuring our success and accomplishing our corporate goals. The specific provisions of our 2011 ESPP are as provided for below.

Our board of directors adopted our 2011 ESPP in September 2011 and our stockholders approved our 2011 ESPP in April 2012. The 2011 ESPP became effective upon the completion of our initial public offering.

A total of 451,764 shares of our common stock are available for sale under the 2011 ESPP. In addition, our 2011 ESPP provides for annual increases in the number of shares available for issuance under plan on the first day of each fiscal year beginning in 2013, equal to the least of:

•	1% of the outstanding shares of our common stock on the first day of such year;

•	249,328 shares of common stock; or

•	such amount as determined by our board of directors or compensation committee.

Our compensation committee administers the 2011 ESPP and has full and exclusive authority to interpret the terms of the plan and determine eligibility to participate subject to the conditions of the plan as described below.

All of our employees are eligible to participate if they are employed by us, or any participating subsidiary, for at least 20 hours per week and more than five months in any calendar year. However, an employee may not be granted an option to purchase stock under the 2011 ESPP if such employee:

•	immediately after the grant would own stock and/or hold outstanding options to purchase stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock; or

•	holds rights to purchase stock under all of our employee stock purchase plans that accrue at a rate that exceeds $25,000 worth of stock for each calendar year.

Our 2011 ESPP is intended to qualify under Section 423 of the Internal Revenue Code. The offering periods generally are scheduled to start on the first trading day on or after February 15 and August 15 of each year and end approximately six months later. Each offering period generally will include one purchase period, which will be the approximately six-month period commencing with one exercise date and ending with the next exercise date.

Our 2011 ESPP permits participants to purchase common stock through contribution of up to 15% of their eligible compensation, which includes a participant’s base straight time gross earnings, certain commissions, overtime and shift premium, but exclusive of payments for incentive compensation, bonuses and other compensation. A participant may purchase a maximum of 2,000 shares during a six-month purchase period.

Accumulated contributions are used to purchase shares of our common stock on a participant’s behalf at the end of each six-month purchase period. The purchase price of the shares will be 85% of the lower of the fair market value of our common stock on the first trading day of each offering period or on the exercise date. If the fair market value of our common stock on the exercise date is less than the fair market value on the first trading day of the offering period, participants will be withdrawn from the current offering period following their purchase of shares on the purchase date and will be automatically reenrolled in a new offering period. Participants may end their participation at any time during an offering period and will be paid their accrued contributions that have not yet been used to purchase shares of common stock. Participation ends automatically upon termination of employment with us.

A participant generally may not transfer rights granted under the 2011 ESPP. If the compensation committee permits the transfer of rights, it may only be done other than by will, the laws of descent and distribution, or as otherwise provided under the 2011 ESPP.

In the event of our merger or change in control, as defined under the 2011 ESPP, a successor corporation may assume or substitute for each outstanding option. If the successor corporation refuses to assume or substitute for the option, the offering period then in progress will be shortened and a new exercise date will be set. The administrator will notify each participant that the exercise date has been changed and that the participant’s option will be exercised automatically on the new exercise date unless prior to such date the participant has withdrawn from the offering period.

Our 2011 ESPP will automatically terminate in 2031, unless we terminate it sooner. Our board of directors and compensation committee has the authority to amend, suspend or terminate our 2011 ESPP, except that, subject to certain exceptions described in the 2011 ESPP, no such action may adversely affect any outstanding rights to purchase stock under our 2011 ESPP.

Executive Incentive Compensation Plan

Our Executive Incentive Compensation Plan (“Bonus Plan”) was adopted by our board of directors in March 2012. The Bonus Plan allows our board of directors or its committee to provide cash incentive awards to selected employees, including our named executive officers, based upon performance goals established by our board of directors or its committee.

Under the Bonus Plan, our board of directors or its committee determines the performance goals applicable to any award, which goals may include, without limitation, the attainment of research and development milestones, sales bookings, business divestitures and acquisitions, cash flow, cash position, contract awards or backlog, customer renewals, customer retention rates from an acquired company, business unit or division, earnings (which may include earnings before interest and taxes, earnings before taxes and net earnings), earnings per share, expenses, gross margin, growth in stockholder value relative to the moving average of the S&P 500 Index or another index, internal rate of return, inventory turns, inventory levels, market share, net income, net profit, net sales, new product development, new product invention or innovation, number of customers, operating cash flow, operating expenses, operating income, operating margin, overhead or other expense reduction, product defect measures, product release timelines, productivity, profit, return on assets, return on capital, return on equity, return on investment, return on sales, revenue, revenue growth, sales results, sales growth, stock price, time to market, total stockholder return and working capital, and individual objectives such as peer reviews or other subjective or objective criteria. Performance goals that include our financial results may be determined in accordance with GAAP or such financial results may consist of non-GAAP financial measures. The performance goals may differ from participant to participant and from award to award.

Our board of directors or its committee may, in its sole discretion and at any time, increase, reduce or eliminate a participant’s actual award, and/or increase, reduce or eliminate the amount allocated to the bonus pool. The actual award may be below, at or above a participant’s target award, in the discretion of our board of directors. Our board of directors or its committee may determine the amount of any reduction on the basis of such factors as it deems relevant, and it is not required to establish any allocation or weighting with respect to the factors it considers.

Actual awards are paid in cash only after they are earned, which usually requires continued employment through the date a bonus is paid. Payment of bonuses occurs as soon as administratively practicable after they are earned, but no later than the dates set forth in the Bonus Plan.

Our board of directors has the authority to amend, alter, suspend or terminate the Bonus Plan provided such action does not impair the existing rights of any participant with respect to any earned bonus.

Other benefit plans

In addition to the United States, we currently have employees located in China, India, Singapore, South Korea, Spain and Taiwan. In addition to providing statutorily mandated benefit programs in each country, we contribute to private plans for health, pension and insurance benefits in the countries where those contributions are customarily provided to employees.

Equity compensation plan information

The following table summarizes the number of outstanding options granted to our employees, consultants and directors, as well as the number of shares of common stock remaining available for future issuance, under our equity compensation plans as of December 31, 2011.

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders(1)(2)	4,505,153	$4.25	1,343,978

Equity compensation plans not approved by security holders	—	—	—

Total	4,505,153	$4.25	1,343,978

(1)	Consists of our 2011 Plan and 2001 Plan.

(2)	Our 2011 Plan provides for annual increases in the number of shares available for issuance thereunder on the first day of each year beginning in 2013, equal to the least of (i) 1,101,649 shares, (ii) 4.5% of the outstanding shares of common stock as of the last day of the immediately preceding fiscal year or (iii) such other amount as our board of directors may determine.

OTHER MATTERS

It is important that your shares be represented at the Special Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote as promptly as possible to ensure your vote is recorded.

THE BOARD OF DIRECTORS

Mountain View, California November 26, 2012

Appendix A

AUDIENCE, INC.

AMENDED AND RESTATED 2011 EQUITY INCENTIVE PLAN

1.	Purposes of the Plan. The purposes of this Plan are:

•	to attract and retain the best available personnel for positions of substantial responsibility,

•	to provide additional incentive to Employees, Directors and Consultants, and

•	to promote the success of the Company’s business.

The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Units and Performance Shares.

2.	Definitions. As used herein, the following definitions will apply:

(a)          “Administrator” means the Board or any of its Committees as will be administering the Plan, in accordance with Section 4 of the Plan.

(b)          “Applicable Laws” means the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

(c)          “Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units or Performance Shares.

(d)          “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

(e)          “Board” means the Board of Directors of the Company.

(f)          “Change in Control” means the occurrence of any of the following events:

(i)       A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection, the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control; or

(ii)      A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(iii)     A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3). For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.

Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(g)          “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

(h)          “Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board in accordance with Section 4 hereof.

(i)          “Common Stock” means the common stock of the Company.

(j)          “Company” means Audience, Inc., a Delaware corporation, or any successor thereto.

(k)          “Consultant” means any person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services to such entity.

(l)          “Director” means a member of the Board.

(m)          “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

(n)          “Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

(o)          “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(p)          “Exchange Program” means a program under which (i) outstanding awards are surrendered or cancelled in exchange for Awards of the same type (which may have higher or lower exercise prices and different terms), Awards of a different type, and/or cash, (ii) Participants would have the opportunity to transfer any outstanding Awards to a financial institution or other person or entity selected by the Administrator, and/or (iii) the exercise price of an outstanding Award is increased or reduced. The Administrator will determine the terms and conditions of any Exchange Program in its sole discretion.

(q)          “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i)       If the Common Stock is listed on any established stock exchange its Fair Market Value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii)      If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share will be the mean between the high bid and low asked prices for the Common Stock on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(iii)     For purposes of any Awards granted on the Registration Date, the Fair Market Value will be the initial price to the public as set forth in the final prospectus included within the registration statement in Form S-1 filed with the Securities and Exchange Commission for the initial public offering of the Company’s Common Stock; or

(iv)     In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator.

(r)          “Fiscal Year” means the fiscal year ending each December 31 or such other date as the Company may adopt from time to time.

(s)          “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(t)          “Inside Director” means a Director who is an Employee.

(u)          “Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

(v)          “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(w)          “Option” means a stock option granted pursuant to the Plan.

(x)          “Outside Director” means a Director who is not an Employee.

(y)          “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(z)          “Participant” means the holder of an outstanding Award.

(aa)        “Performance Share” means an Award denominated in Shares which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine pursuant to Section 10.

(bb)        “Performance Unit” means an Award which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine and which may be settled for cash, Shares or other securities or a combination of the foregoing pursuant to Section 10.

(cc)        “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.

(dd)        “Plan” means this Amended and Restated 2011 Equity Incentive Plan.

(ee)        “Registration Date” means the effective date of the first registration statement that is filed by the Company and declared effective pursuant to Section 12(g) of the Exchange Act, with respect to any class of the Company’s securities.

(ff)        “Restricted Stock” means Shares issued pursuant to a Restricted Stock award under Section 7 of the Plan, or issued pursuant to the early exercise of an Option.

(gg)        “Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 8. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

(hh)        “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(ii)        “Section 16(b)” means Section 16(b) of the Exchange Act.

(jj)        “Service Provider” means an Employee, Director or Consultant.

(kk)      “Share” means a share of the Common Stock, as adjusted in accordance with Section 14 of the Plan.

(ll)        “Stock Appreciation Right” means an Award, granted alone or in connection with an Option, that pursuant to Section 9 is designated as a Stock Appreciation Right.

(mm)    “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

3.	Stock Subject to the Plan.

(a)          Stock Subject to the Plan. Subject to the provisions of Section 14 of the Plan, the maximum aggregate number of Shares that may be issued under the Plan is 2,507,156 Shares, plus (i) any Shares that, as of the Registration Date, have been reserved but not issued pursuant to any awards granted under the Company’s 2001 Stock Option Plan (the “Existing Plan”) and are not subject to any awards granted thereunder, and (ii) any Shares subject to stock options or similar awards granted under the Existing Plan that expire or otherwise terminate without having been exercised in full and Shares issued pursuant to awards granted under the

Existing Plan that are forfeited to or repurchased by the Company, with the maximum number of Shares to be added to the Plan pursuant to clauses (i) and (ii) equal to 3,580,144 Shares. The Shares may be authorized, but unissued, or reacquired Common Stock.

(b)          Automatic Share Reserve Increase. The number of Shares available for issuance under the Plan will be increased on the first day of each Fiscal Year beginning with the 2013 Fiscal Year, in an amount equal to the least of (i) 1,101,649 Shares, (ii) four and a half percent (4.5%) of the outstanding Shares on the last day of the immediately preceding Fiscal Year or (iii) such number of Shares determined by the Board.

(c)          Lapsed Awards. If an Award expires or becomes unexercisable without having been exercised in full, is surrendered pursuant to an Exchange Program, or, with respect to Restricted Stock, Restricted Stock Units, Performance Units or Performance Shares, is forfeited to or repurchased by the Company due to failure to vest, the unpurchased Shares (or for Awards other than Options or Stock Appreciation Rights the forfeited or repurchased Shares), which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). With respect to Stock Appreciation Rights, only Shares actually issued (i.e., the net Shares issued) pursuant to a Stock Appreciation Right will cease to be available under the Plan; all remaining Shares under Stock Appreciation Rights will remain available for future grant or sale under the Plan (unless the Plan has terminated). Shares that have actually been issued under the Plan under any Award will not be returned to the Plan and will not become available for future distribution under the Plan; provided, however, that if Shares issued pursuant to Awards of Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units are repurchased by the Company or are forfeited to the Company, such Shares will become available for future grant under the Plan. Shares used to pay the exercise price of an Award or to satisfy the tax withholding obligations related to an Award will become available for future grant or sale under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan. Notwithstanding the foregoing and, subject to adjustment as provided in Section 14, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal the aggregate Share number stated in Section 3(a), plus, to the extent allowable under Section 422 of the Code and the Treasury Regulations promulgated thereunder, any Shares that become available for issuance under the Plan pursuant to Sections 3(b) and 3(c).

(d)          Share Reserve. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.

4.	Administration of the Plan.

(a)          Procedure.

(i)       Multiple Administrative Bodies. Different Committees with respect to different groups of Service Providers may administer the Plan.

(ii)        Section 162(m). To the extent that the Administrator determines it to be desirable to qualify Awards granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, the Plan will be administered by a Committee of two (2) or more “outside directors” within the meaning of Section 162(m) of the Code.

(iii)       Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.

(iv)     Other Administration. Other than as provided above, the Plan will be administered by (A) the Board or (B) a Committee, which committee will be constituted to satisfy Applicable Laws.

(b)          Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion:

(i)       to determine the Fair Market Value;

(ii)      to select the Service Providers to whom Awards may be granted hereunder;

(iii)     to determine the number of Shares to be covered by each Award granted hereunder;

(iv)     to approve forms of Award Agreements for use under the Plan;

(v)      to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator will determine;

(vi)     to determine the terms and conditions of any, and to institute any Exchange Program;

(vii)    to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

(viii)   to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws or for qualifying for favorable tax treatment under applicable foreign laws;

(ix)     to modify or amend each Award (subject to Section 19 of the Plan), including but not limited to the discretionary authority to extend the post-termination exercisability period of Awards and to extend the maximum term of an Option (subject to Section 6(b) of the Plan regarding Incentive Stock Options);

(x)      to allow Participants to satisfy withholding tax obligations in such manner as prescribed in Section 15 of the Plan;

(xi)     to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(xii)    to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award; and

(xiii)   to make all other determinations deemed necessary or advisable for administering the Plan.

(c)          Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards.

5.            Eligibility. Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.

6.	Stock Options.

(a)          Limitations. Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds one hundred thousand dollars ($100,000), such Options will be treated as Nonstatutory Stock Options. For purposes of this Section 6(a), Incentive Stock Options will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted.

(b)          Term of Option. The term of each Option will be stated in the Award Agreement. In the case of an Incentive Stock Option, the term will be ten (10) years from the date of grant or such shorter term as may be provided in the Award Agreement. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.

(c)          Option Exercise Price and Consideration.

(i)       Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option will be determined by the Administrator, subject to the following:

(1)          In the case of an Incentive Stock Option

(A)          granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant.

(B)          granted to any Employee other than an Employee described in paragraph (A) immediately above, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(2)          In the case of a Nonstatutory Stock Option, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(3)          Notwithstanding the foregoing, Options may be granted with a per Share exercise price of less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.

(ii)       Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.

(iii)      Form of Consideration. The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant. Such consideration may consist entirely of: (1) cash; (2) check; (3) promissory note, to the extent permitted by Applicable Laws, (4) other Shares, provided that such Shares have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option will be exercised and provided that accepting such Shares will not result in any adverse accounting consequences to the Company, as the

Administrator determines in its sole discretion; (5) consideration received by the Company under a broker-assisted (or other) cashless exercise program (whether through a broker or otherwise) implemented by the Company in connection with the Plan; (6) by net exercise; (7) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; or (8) any combination of the foregoing methods of payment.

(d)          Exercise of Option.

(i)        Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.

             An Option will be deemed exercised when the Company receives: (i) a notice of exercise (in such form as the Administrator may specify from time to time) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with applicable withholding taxes). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 14 of the Plan.

Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

(ii)       Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the Participant’s termination as the result of the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for three (3) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iii)      Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iv)      Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award

Agreement to the extent that the Option is vested on the date of death (but in no event may the option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following Participant’s death. Unless otherwise provided by the Administrator, if at the time of death Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will immediately revert to the Plan. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

7.	Restricted Stock.

(a)          Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.

(b)          Restricted Stock Agreement. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Unless the Administrator determines otherwise, the Company as escrow agent will hold Shares of Restricted Stock until the restrictions on such Shares have lapsed.

(c)          Transferability. Except as provided in this Section 7 or the Award Agreement, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

(d)          Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.

(e)          Removal of Restrictions. Except as otherwise provided in this Section 7, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction or at such other time as the Administrator may determine. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

(f)          Voting Rights. During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

(g)          Dividends and Other Distributions. During the Period of Restriction, Service Providers holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares, unless the Administrator provides otherwise. If any such dividends or distributions are paid in Shares, the Shares will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.

(h)          Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under the Plan.

8.	Restricted Stock Units.

(a)          Grant. Restricted Stock Units may be granted at any time and from time to time as determined by the Administrator. After the Administrator determines that it will grant Restricted Stock Units under the Plan, it will advise the Participant in an Award Agreement of the terms, conditions, and restrictions related to the grant, including the number of Restricted Stock Units.

(b)          Vesting Criteria and Other Terms. The Administrator will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant. The Administrator may set vesting criteria based upon the achievement of Company-wide, divisional, business unit, or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws or any other basis determined by the Administrator in its discretion.

(c)          Earning Restricted Stock Units. Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payout as determined by the Administrator. Notwithstanding the foregoing, at any time after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.

(d)          Form and Timing of Payment. Payment of earned Restricted Stock Units will be made as soon as practicable after the date(s) determined by the Administrator and set forth in the Award Agreement. The Administrator, in its sole discretion, may only settle earned Restricted Stock Units in cash, Shares, or a combination of both.

(e)          Cancellation. On the date set forth in the Award Agreement, all unearned Restricted Stock Units will be forfeited to the Company.

9.	Stock Appreciation Rights.

(a)          Grant of Stock Appreciation Rights. Subject to the terms and conditions of the Plan, a Stock Appreciation Right may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.

(b)          Number of Shares. The Administrator will have complete discretion to determine the number of Stock Appreciation Rights granted to any Service Provider.

(c)          Exercise Price and Other Terms. The per share exercise price for the Shares to be issued pursuant to exercise of a Stock Appreciation Right will be determined by the Administrator and will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant. Otherwise, the Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of Stock Appreciation Rights granted under the Plan.

(d)          Stock Appreciation Right Agreement. Each Stock Appreciation Right grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the Stock Appreciation Right, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(e)          Expiration of Stock Appreciation Rights. A Stock Appreciation Right granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Section 6(b) relating to the maximum term and Section 6(d) relating to exercise also will apply to Stock Appreciation Rights.

(f)          Payment of Stock Appreciation Right Amount. Upon exercise of a Stock Appreciation Right, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

(i)       The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

(ii)       The number of Shares with respect to which the Stock Appreciation Right is exercised.

At the discretion of the Administrator, the payment upon Stock Appreciation Right exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

10.	Performance Units and Performance Shares.

(a)          Grant of Performance Units/Shares. Performance Units and Performance Shares may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion. The Administrator will have complete discretion in determining the number of Performance Units and Performance Shares granted to each Participant.

(b)          Value of Performance Units/Shares. Each Performance Unit will have an initial value that is established by the Administrator on or before the date of grant. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant.

(c)          Performance Objectives and Other Terms. The Administrator will set performance objectives or other vesting provisions (including, without limitation, continued status as a Service Provider) in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units/Shares that will be paid out to the Service Providers. The time period during which the performance objectives or other vesting provisions must be met will be called the “Performance Period.” Each Award of Performance Units/Shares will be evidenced by an Award Agreement that will specify the Performance Period, and such other terms and conditions as the Administrator, in its sole discretion, will determine. The Administrator may set performance objectives based upon the achievement of Company-wide, divisional, business unit or individual goals, applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion.

(d)          Earning of Performance Units/Shares. After the applicable Performance Period has ended, the holder of Performance Units/Shares will be entitled to receive a payout of the number of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives or other vesting provisions have been achieved. After the grant of a Performance Unit/Share, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such Performance Unit/Share.

(e)          Form and Timing of Payment of Performance Units/Shares. Payment of earned Performance Units/Shares will be made as soon as practicable after the expiration of the applicable Performance Period. The Administrator, in its sole discretion, may pay earned Performance Units/Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period) or in a combination thereof.

(f)          Cancellation of Performance Units/Shares. On the date set forth in the Award Agreement, all unearned or unvested Performance Units/Shares will be forfeited to the Company, and again will be available for grant under the Plan.

11.	Formula Awards to Outside Directors.

(a)          General. Outside Directors will be entitled to receive all types of Awards (except Incentive Stock Options) under this Plan, including discretionary Awards not covered under this Section 11. All grants of Awards to Outside Directors pursuant to this Section will be automatic and nondiscretionary, except as otherwise provided herein, and will be made in accordance with the following provisions:

(b)          Type of Option. If Options are granted pursuant to this Section they will be Nonstatutory Stock Options and, except as otherwise provided herein, will be subject to the other terms and conditions of the Plan.

(c)          No Discretion. No person will have any discretion to select which Outside Directors will be granted Awards under this Section.

(d)          Initial Award. Each person who first becomes an Outside Director following the Registration Date will be automatically granted an Option to purchase that number Shares equal to 0.07% of the Company’s fully diluted capitalization (the “Initial Award”) on or about the date on which such person first becomes an Outside Director, whether through election by the stockholders of the Company or appointment by the Board to fill a vacancy; provided, however, that an Inside Director who ceases to be an Inside Director, but who remains a Director, will not receive an Initial Award.

(e)          Annual Award. Each Outside Director will be automatically granted an Option to purchase that number Shares equal to 0.04% of the Company’s fully diluted capitalization (an “Annual Award”) on a date shortly following the annual meeting of the stockholders of the Company beginning in 2013, if, as of such date, he or she will have served on the Board for at least the preceding six (6) months.

(f)          Terms. The terms of each Option granted pursuant to this Section 11 will be as follows:

(i)       The term of the Option will be ten (10) years or such earlier expiration specified in the applicable Award Agreement.

(ii)       The exercise price for Shares subject to Awards will be one hundred percent (100%) of the Fair Market Value on the grant date.

(iii)       Subject to Section 14, the Initial Award will vest and become exercisable as to 1/48 of the Shares subject to the Initial Award vesting on the monthly anniversary of the vesting commencement date (or the last day of the month if no such date exists for the month); provided that the Participant continues to serve as a Director through such relevant dates.

(iv)       Subject to Section 14, the Annual Award will vest and become exercisable as to 1/12 of the Shares subject to the Annual Award vesting on the monthly anniversary of the vesting commencement date (or the last day of the month if no such date exists for the month); provided that the Participant continues to serve as a Director through such relevant dates.

(g)          Adjustments. The Administrator in its discretion may change and otherwise revise the terms of Awards granted under this Section 11, including, without limitation, the number of Shares and exercise prices thereof, the type of Awards to be granted and the vesting schedule of such Award, for Awards granted on or after the date the Administrator determines to make any such change or revision.

12.            Leaves of Absence/Transfer Between Locations. Unless the Administrator provides otherwise, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence. A Participant will not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, or any Subsidiary. For purposes of Incentive Stock Options, no such leave may exceed three (3) months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then six (6) months following the first (1st) day of such leave any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.

13.            Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate.

14.            Adjustments; Dissolution or Liquidation; Merger or Change in Control.

(a)          Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will adjust the number and class of Shares that may be delivered under the Plan and/or the number, class, and price of Shares covered by each outstanding Award, the numerical Share limits in Section 3 of the Plan, and the number of Shares issuable pursuant to Awards to be granted under Section 11 of the Plan.

(b)          Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.

(c)          Change in Control. In the event of a merger or Change in Control, each outstanding Award will be treated as the Administrator determines, including, without limitation, that each Award be assumed or an equivalent option or right substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. The Administrator will not be required to treat all Awards similarly in the transaction.

In the event that the successor corporation does not assume or substitute for the Award, the Participant will fully vest in and have the right to exercise all of his or her outstanding Options and Stock Appreciation Rights, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met. In addition, if an Option or Stock Appreciation Right is not assumed or substituted in the event of a Change in Control, the Administrator will notify the Participant in writing or electronically that the Option or Stock Appreciation Right will be exercisable for a period of time determined by the Administrator in its sole discretion, and the Option or Stock Appreciation Right will terminate upon the expiration of such period.

For the purposes of this subsection (c), an Award will be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of an Option or Stock Appreciation Right or upon the payout of a Restricted Stock Unit, Performance Unit or Performance Share, for each Share subject to such Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change in Control.

Notwithstanding anything in this Section 14(c) to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without the Participant’s consent; provided, however, a modification to such performance goals only to reflect the successor corporation’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

(d)          Outside Director Awards. With respect to Awards granted to an Outside Director that are assumed or substituted for, if on the date of or following such assumption or substitution the Participant’s status as a Director or a director of the successor corporation, as applicable, is terminated other than upon a voluntary resignation by the Participant (unless such resignation is at the request of the acquirer), then the Participant will fully vest in and have the right to exercise Options and/or Stock Appreciation Rights as to all of the Shares underlying such Award, including those Shares which would not otherwise be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Performance Units and Performance Shares, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met.

15.	Tax.

(a)          Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof) or such earlier time as any tax withholding obligations are due, the Company will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local, foreign or other taxes (including the Participant’s FICA obligation) required to be withheld with respect to such Award (or exercise thereof).

(b)          Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part by (without limitation) (a) paying cash, (b) electing to have the Company withhold otherwise deliverable cash or Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld, or (c) delivering to the Company already-owned Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld. The Fair Market Value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

(c)          Compliance With Code Section 409A. Awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Code Section 409A such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Code Section 409A, except as otherwise determined in the sole discretion of the Administrator. The Plan and each Award Agreement under the Plan is intended to meet the requirements of Code Section 409A and will be construed and interpreted in accordance with such intent, except as otherwise determined in the sole discretion of the Administrator. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Code Section 409A the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Code Section 409A, such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Code Section 409A.

16.            No Effect on Employment or Service. Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company, nor will they interfere in any way with the Participant’s right or the Company’s right to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.

17.            Date of Grant. The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

18.            Term of Plan. Subject to Section 22 of the Plan, the Plan will become effective upon its adoption by the Board. It will continue in effect for a term of ten (10) years from the date adopted by the Board, unless terminated earlier under Section 19 of the Plan.

19.            Amendment and Termination of the Plan.

(a)          Amendment and Termination. The Administrator may at any time amend, alter, suspend or terminate the Plan.

(b)          Stockholder Approval. The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

(c)          Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan will impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

20.	Conditions Upon Issuance of Shares.

(a)          Legal Compliance. Shares will not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.

(b)          Investment Representations. As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

21.            Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction or to complete or comply with the requirements of any registration or other qualification of the Shares under any state, federal or foreign law or under the rules and regulations of the Securities and Exchange Commission, the stock exchange on which Shares of the same class are then listed, or any other governmental or regulatory body, which authority, registration, qualification or rule compliance is deemed by the Company’s counsel to be necessary or advisable for the issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority, registration, qualification or rule compliance will not have been obtained.

22.            Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

23.            Underwater Option Exchange Offer. The Administrator, in its sole discretion, may institute a one-time Exchange Program, commencing within 12 months following approval of such Exchange Program by the Company’s stockholders, that permits each eligible Participant who holds an eligible Option as of the commencement of the one-time Exchange Program to elect to cancel such eligible Option in exchange for a new Option issued under the Plan, under such terms and conditions as described in the proxy statement with respect to the special meeting of stockholders held in December 2012. Nothing in this Section 23 shall be construed to limit the authority of the Administrator to determine the terms and conditions of, and to institute any, Exchange Program in accordance with Section 4(b)(vi) of the Plan.

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on December 20, 2012.

Vote by Internet • Go to www.investorvote.com/ADNC • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website
Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposal — The Board of Directors recommends a vote “FOR” proposal 1.

		For	Against	Abstain

1.	The approval of an amendment to Audience’s Amended and Restated 2011 Equity Incentive Plan to implement a one-time stock option exchange program.	☐	☐	☐

IN THEIR DISCRETION, the proxy holders are authorized to vote upon such other business as may properly come before the meeting or at any postponement or adjournment thereof.

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Special Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian or custodian, please give full title. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

Important notice regarding the Internet availability of

proxy materials for the Special Meeting of Stockholders.

The Notice of Special Meeting of Stockholders and Proxy Statement are available at:

www.edocumentview.com/ADNC

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy – AUDIENCE, INC.

SPECIAL MEETING OF STOCKHOLDERS

Thursday, December 20, 2012

9:00 a.m. Pacific Time

Audience, Inc.

440 Clyde Avenue

Mountain View, California 94043

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR USE AT THE SPECIAL MEETING OF STOCKHOLDERS ON DECEMBER 20, 2012.

The undersigned stockholder of Audience, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and Proxy Statement and hereby appoints Peter B. Santos and Kevin S. Palatnik, or any of them, proxies and attorneys-in-fact, each with the power of substitution, on behalf and in the name of the undersigned, to represent the undersigned, with all the powers which the undersigned would possess if personally present, at the Special Meeting of Stockholders of Audience, Inc., to be held on December 20, 2012 at 9:00 a.m. Pacific Time at Audience’s headquarters, located at 440 Clyde Avenue, Mountain View, California 94043, or at any postponement or adjournment thereof, and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present on the matters set forth on the reverse side.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL 1 ON THE REVERSE SIDE. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE APPROVAL OF AN AMENDMENT TO AUDIENCE’S AMENDED AND RESTATED 2011 EQUITY INCENTIVE PLAN TO IMPLEMENT A ONE-TIME STOCK OPTION EXCHANGE PROGRAM AND AS THE PROXY HOLDER MAY DETERMINE IN HIS DISCRETION WITH REGARD TO ANY OTHER MATTER PROPERLY BROUGHT BEFORE THE MEETING OR AT ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

See reverse for voting instructions.